_______________________________________________________________




                             TRANSFER AND ADMINISTRATION AGREEMENT


                                            between


                                ENTERPRISE FUNDING CORPORATION,

                                          as Company


                                              and


                                      LADD FUNDING CORP.


                                         as Transferor


                                              and


                                     LADD FURNITURE, INC.

                                      as Collection Agent






                                  Dated as of March 30, 1995



               _______________________________________________________________

                                   TABLE OF CONTENTS

                                                                    Page
                                       ARTICLE I

                                      DEFINITIONS

                    SECTION 1.1.  Certain Defined Terms  . . . . . .   1
                    SECTION 1.2.  Other Terms  . . . . . . . . . . .  26
                    SECTION 1.3.  Computation of Time Periods  . . .  26

                                       ARTICLE II

                               PURCHASES AND SETTLEMENTS

                    SECTION 2.1.  Facility . . . . . . . . . . . . .  27
                    SECTION 2.2.  Transfers; Company Certificate;
                                  Eligible Receivables.  . . . . . .  27
                    SECTION 2.3.  Selection of Tranche Periods and
                                  Tranche Rates  . . . . . . . . . .  30
                    SECTION 2.4.  Fees and Other Costs and Expenses   31
                    SECTION 2.5.  Non-Liquidation Settlement and
                                  Reinvestment Procedures  . . . . .  31
                    SECTION 2.6.  Liquidation Settlement Procedures   32
                    SECTION 2.7.  Fees . . . . . . . . . . . . . . .  34
                    SECTION 2.8.  Protection of Ownership Interest
                                  of the Company . . . . . . . . . .  34
                    SECTION 2.9.  Deemed Collections; Application
                                  of Payments  . . . . . . . . . . .  35
                    SECTION 2.10.  Payments and Computations, Etc. .  36
                    SECTION 2.11.  Reports . . . . . . . . . . . . .  37
                    SECTION 2.12.  Collection Account  . . . . . . .  37

                                      ARTICLE III

                             REPRESENTATIONS AND WARRANTIES

                    SECTION 3.1.  Representations and Warranties of
                                  the Transferor . . . . . . . . . .  39
                    SECTION 3.2.  Reaffirmation of Representations
                                  and Warranties by the Transferor .  43

                                       ARTICLE IV

                                  CONDITIONS PRECEDENT

                    SECTION 4.1.  Conditions to Effectiveness  . . .  44

                    SECTION 4.2.  Post Closing Condition   . . . . .  48

                                       ARTICLE V

                                       COVENANTS

                    SECTION 5.1.  Affirmative Covenants of Trans-
                                  feror and the Collection Agent . .  49


                    SECTION 5.2.  Negative Covenants of Transferor and
                                  the Collection Agent . . . . . . .  54

                                       ARTICLE VI

                             ADMINISTRATION AND COLLECTIONS

                    SECTION 6.1.  Appointment of Collection Agent  .  57
                    SECTION 6.2.  Duties of Collection Agent . . . .  57
                    SECTION 6.3.  Rights After Designation of New
                                  Collection Agent . . . . . . . . .  59
                    SECTION 6.4.  Responsibilities of the     Tr-
                                  ansferor . . . . . . . . . . . . .  60

                                      ARTICLE VII

                                   TERMINATION EVENTS

                    SECTION 7.1.  Termination Events . . . . . . . .  61
                    SECTION 7.2.  Termination  . . . . . . . . . . .  63

                                      ARTICLE VIII

                             INDEMNIFICATION; EXPENSES AND
                                    RELATED MATTERS

                    SECTION 8.1. Indemnities by the Transferor . . .  64
                    SECTION 8.2.  Indemnity for Taxes, Reserves and
                                  Expenses . . . . . . . . . . . . .  66
                    SECTION 8.3.  Other Costs, Expenses and Related
                                  Matters  . . . . . . . . . . . . .  69
                    SECTION 8.4.  Reconveyance Under Certain Cir-
                                  cumstances . . . . . . . . . . . .  69

                                       ARTICLE IX

                                     MISCELLANEOUS

                    SECTION 9.1.  Term of Agreement  . . . . . . . .  71
                    SECTION 9.2.  Waivers; Amendments  . . . . . . .  71
                    SECTION 9.3.  Notices  . . . . . . . . . . . . .  71
                    SECTION 9.4.  Governing Law; Submission to Ju-
                                  risdiction; Integration  . . . . .  73
                    SECTION 9.5.  Severability; Counterparts . . . .  74
                    SECTION 9.6.  Successors and Assigns . . . . . .  74
                    SECTION 9.7.  Waiver of Confidentiality  . . . .  74
                    SECTION 9.8.  Confidentiality Agreement  . . . .  75
                    SECTION 9.9.  Confidentiality Agreement of the
                                  Company. . . . . . . . . . . . . .  75
                    SECTION 9.10.  No Bankruptcy Petition Against
                                   the Company . . . . . . . . . . .  76
                    SECTION 9.11.  No Recourse Against Stockhold-
                                   ers, Officers or Directors  . . .  76
                    SECTION 9.12. Characterization of the Transac-tions Contemplated by the Agree-
                                   ment  . . . . . . . . . . . . . .  76
                    SECTION 9.13.  Company Certificate . . . . . . .  77


                                         EXHIBITS

               EXHIBIT A     Form of Contract
               EXHIBIT B     Credit and Collection Policies and Practices
               EXHIBIT C     List of Lock-Box Banks
               EXHIBIT D     Form of Lock-Box Agreement
               EXHIBIT E     Form of Investor Report
               EXHIBIT F     Transfer Certificate
               EXHIBIT G     Form of Weekly Report
               EXHIBIT H     List of Actions and Suits
               EXHIBIT I     Location of Records
               EXHIBIT J     List of Subsidiaries, Divisions and Tradenames
               EXHIBIT K-1   Form of Designated Subsidiary's Counsel Opin-
                             ion
               EXHIBIT K-2   Form of LADD's and Transferor's Counsel Opin-
                             ion
               EXHIBIT L     Responsible Officer's Certificate
               EXHIBIT M     Form of Company Certificate
               EXHIBIT N     Transferor's Fiscal Month Ending Dates
               EXHIBIT O     Form of Agreed Upon Procedures Report

                          TRANSFER AND ADMINISTRATION AGREEMENT


                         TRANSFER AND ADMINISTRATION AGREEMENT (this
               "Agreement"), dated as of March 30, 1995, between LADD FUNDING CORP., a Delaware corporation, as transferor (in such capacity, the "Transferor"), LADD FURNITURE, INC., a North Carolina corporation ("LADD"), as collection agent (in such capacity, the "Collection Agent"), and ENTER-PRISE FUNDING CORPORATION, a Delaware corporation (the "Company").

                         WHEREAS, the Transferor may desire to convey,
               transfer and assign, from time to time, undivided per-centage interests in certain accounts receivable, and the Company may desire to accept such conveyance, transfer and assignment of such undivided percentage interests, subject to the terms and conditions of this Agreement.

                         NOW, THEREFORE, the parties hereby agree as
               follows:


                                       ARTICLE I

                                      DEFINITIONS

                         SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                         "Administrative Agent" means NationsBank,
               National Association (Carolinas), as administrative agent.

                         "Adverse Claim" means a lien, security inter-
               est, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any Person other than the Company.

                         "Affiliate" of any Person means any Person di-
               rectly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting stock, by contract or otherwise.

                         "Affiliated Obligor" means any Obligor which is
               an Affiliate of another Obligor.

                         "Aggregate Unpaids" means, at any time, an
               amount equal to the sum of (i) the aggregate accrued and unpaid Discount with respect to all Tranche Periods at such time, (ii) the Net Investment at such time, and
               (iii) all amounts owed (whether due or accrued) hereunder by Transferor to the Company at such time.

                         "Arrangement Fee" means the fee payable by the
               Transferor to the Administrative Agent pursuant to Sec-tion 2.7 hereof, the terms of which are set forth in the Fee Letter.

                         "Average Collection Period" means at any time a
               period of days equal to the product of (i) a fraction the numerator of which shall be the amount set forth in the most recent Investor Report as the "Beginning Balance" of the Receivables and the denominator of which shall be the Collections as set forth in the most recent Investor Report and (ii) thirty (30).

                         "Base Rate" or "BR" means, a rate per annum
               equal to the greater of (i) the prime rate of interest announced by the Liquidity Provider from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by the Liquidity Provider) and (ii) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Li-quidity Provider from three Federal funds brokers of recognized standing selected by it, plus 2%.


                         "BR Tranche" means a Tranche as to which Dis-
               count is calculated at the Base Rate.

                         "BR Tranche Period" means, with respect to a BR
               Tranche, prior to the Termination Date, a period of up to 30 days requested by the Transferor and agreed to by the Company or the Liquidity Provider, as the case may be, commencing on a Business Day requested by the Transferor and agreed to by the Company or the Liquidity Provider, as the case may be, and after the Termination Date, a period of one day. If such BR Tranche Period would end on a day which is not a Business Day, such BR Tranche Period shall end on the next succeeding Business Day.

                         "Business Day" means any day excluding Satur-
               day, Sunday and any day on which banks in New York, New York or Charlotte, North Carolina are authorized or re-quired by law to close, and, when used with respect to the determination of any Eurodollar Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

                         "Capitalized Lease" of a Person means any lease
               of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

                         "CD Rate" shall mean, with respect to any CD
               Tranche Period, a rate which is .75% in excess of a rate per annum equal to the sum (rounded upward to the nearest 1/100 of 1%) of (A) the rate obtained by dividing (x) the Certificate of Deposit Rate for such CD Tranche Period by
               (y) a percentage equal to 100% minus the stated maximum rate for all reserve requirements as specified in Regula-tion D (including without limitation any marginal, emer-gency, supplemental, special or other reserves) that would be applicable during such Tranche Period to a negotiable certificate of deposit in excess of $100,000, with a maturity approximately equal to such Tranche Period, of any member bank of the Federal Reserve System plus (B) the then daily net annual assessment rate (rou-nded upward, if necessary, to the nearest 1/100 of 1%) as estimated in good faith using commercially reasonable means by the Liquidity Provider for determining the current annual assessment payable by the Liquidity Pro-vider to the Federal Deposit Insurance Corporation for insuring such certificates of deposit.

                         "CD Tranche" means a Tranche as to which Dis-
               count is calculated at the CD Rate.

                         "CD Tranche Period" means, with respect to a CD
               Tranche, prior to the Termination Date, a period of up to 30 days requested by the Transferor and agreed to by the Company or the Liquidity Provider, as the case may be, commencing on a Business Day requested by the Transferor and agreed to by the Company or the Liquidity Provider, as the case may be, and after the Termination Date, a period of one day. If such CD Tranche Period would end on a day which is not a Business Day, such CD Tranche Period shall end on the next succeeding Business Day.

                         "Certificate of Deposit Rate" means, with
               respect to any CD Tranche Period, the average of the bid rates determined in good faith using commercially reason-able means by the Liquidity Provider to be bid rates per annum, at approximately 10:00 a.m. (New York City time) on the Business Day before the first day of the CD Tranche Period for which such CD Rate is to be applica-ble, of two or more New York certificate of deposit dealers of recognized standing selected by the Liquidity Provider for the purchase in New York from the Liquidity Provider at face value of certificates of deposit of the Liquidity Provider in an aggregate amount approximately comparable to the amount of the CD Tranche to which such CD Rate is to be applicable and with a maturity approxi-mately equal to the applicable CD Tranche Period.

                         "Closing Date" means March 30, 1995.

                         "Collateral Agent" means NationsBank, National
               Association (Carolinas), as collateral agent for any Li-quidity Provider, any Credit Support Provider, the hold-ers of Commercial Paper and certain other parties.

                         "Collection Account" means the account, estab-
               lished by the Collateral Agent, for the benefit of the Company, pursuant to Section 2.12.

                         "Collection Agent" means at any time the Person
               then authorized pursuant to Section 6.1 to service, administer and collect Receivables.


                         "Collection Agent Subsidiary" shall mean any
               Person that the Collection Agent or one or more of its

               Subsidiaries (or the Collection Agent and one or more of its Subsidiaries) controls, directly or indirectly, by either (i) shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation have or might have voting power by reason of the happening of any contingency) or (ii) possessing, directly or indirectly, power to direct or cause the direction of the voting of a majority of secu-rities or partnership or other ownership interests, by contract or otherwise.

                         "Collections" means, with respect to any Re-
               ceivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all Finance Charges, if any, and cash proceeds of Related Security with respect to such Receivable and any Deemed Collections of such Receivable.

                         "Commercial Paper" means the promissory notes
               of the Company issued by the Company in the commercial paper market.

                         "Company Certificate" means the certificate
               issued to the Company pursuant to Section 2.2 hereof.

                         "Concentration Factor" means for any Designated
               Obligor 3% of the Outstanding Balance of all Eligible Re-ceivables; provided, however, that (i) with respect to any Designated Obligor and its affiliates whose long term unsecured debt obligations are rated at least "A1" by Moody's and at least "A+" by Standard & Poor's and with respect to which rating neither Moody's nor Standard & Poor's shall have made a public announcement anticipating a downgrading of such Designated Obligor's long term unsecured debt obligations to a rating less than the aforementioned ratings ("A1/A+ Rated Obligors") and (ii) with respect to the Obligors Montgomery Ward and Company, Inc., J.C. Penney Company, Inc., Sears, Roebuck and Co., and each of their respective Affiliates, the Concentra-tion Factor shall mean 5% of the Outstanding Balance of all Eligible Receivables at such time; and provided, further, that with respect to subclause (ii) hereof, the Company at its sole discretion may, upon written notice delivered to the Transferor and the Collection Agent, lower the Concentration Factor applicable thereto, but not lower than 3%.

                         "Contract" means an agreement or invoice in
               substantially the form of one of the forms set forth in Exhibit A or otherwise approved by the Company, pursuant to or under which an Obligor shall be obligated to pay for merchandise purchased or services rendered.

                         "CP Rate" means, with respect to any CP Tranche
               Period, the rate equivalent to the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper having a term equal to such CP Tranche Period may be sold by any placement agent or commercial paper dealer selected by the Company, provided, however, that if the rate (or rates) as agreed between any such agent or dealer and the Company is a discount rate, then the rate (or if more than one rate, the weighted average of the rates) resulting from the Company's converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

                         "CP Tranche" means a Tranche as to which Dis-
               count is calculated at a CP Rate.

                         "CP Tranche Period" means, with respect to a CP
               Tranche, a period of days not to exceed 180 days commenc-ing on a Business Day requested by the Transferor and agreed to by the Company pursuant to Section 2.3. If such CP Tranche Period would end on a day which is not a Business Day, such CP Tranche Period shall end on the next succeeding Business Day.

                         "Credit and Collection Policy" shall mean
               LADD's and the Designated Subsidiaries' credit and col-lection policy or policies and practices, relating to Contracts and Receivables existing on the date hereof and referred to in Exhibit B attached hereto, as modified, amended or supplemented from time to time in compliance with Section 5.2(c).

                         "Credit Support Agreement" means the agreement
               between the Company and the Credit Support Provider evidencing the obligation of the Credit Support Provider to provide credit support to the Company in connection with the issuance by the Company of Commercial Paper.

                         "Credit Support Provider" means the Person or
               Persons who will provide credit support to the Company in connection with the issuance by the Company of Commercial Paper.

                         "Dealer Fee" means the fee payable by the
               Transferor to the Collateral Agent, pursuant to Section
               2.4 hereof, the terms of which are set forth in the Fee
               Letter.

                         "Debt Service Coverage Ratio" shall mean, for
               any period, the ratio of (i) EBIT for such period to (ii) the sum of (A) Interest Expense for such period plus (B) scheduled maturities of long term debt for such period (other than scheduled payments of principal under the Term Loan and payments of principal made with respect to the term loan under the Former Credit Agreement).

                         "Deemed Collections" means any Collections on
               any Receivable deemed to have been received pursuant to
               Section 2.9(a) or (b).

                         "Defaulted Receivable" means a Receivable:  (i)
               as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such Receivable; (ii) as to which an Event of Bankruptcy has occurred with respect to the Obligor thereof; (iii) if the Transferor or an Affiliate is the Collection Agent, which has been identified by the Collection Agent as uncollectible; or (iv) which, consistent with the Credit and Collection Policy, should be written off as uncol-lectible.

                         "Delinquency Ratio" means, the ratio (expressed
               as a percentage) computed as of the last day of each Fiscal Month by dividing (i) the sum of the aggregate Outstanding Balance of all outstanding Delinquent Receiv-ables plus the aggregate amount of Receivables designated as "disputed" or a "deduction" on the Collection Agent's books and records, by (ii) the aggregate Outstanding Bal-ance of all Receivables as of such date less Defaulted Receivables as of such date.

                         "Delinquent Receivable" means a Receivable:
               (i) as to which any payment, or part thereof, remains unpaid for more than 30 days from the original due date for such Receivable and (ii) which is not a Defaulted Receivable.

                         "Designated Obligor" means, at any time, each
               Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon notice from the Company to the Transferor and the Collection Agent, delivered at any time in good faith and based upon reasonable criteria relating to such Obligor's financial performance or financial condition.

                         "Designated Subsidiaries Receivables Purchase
               Agreement" means the Receivables Purchase Agreement, dated as of March 30, 1995, among LADD and the Designated Subsidiaries, as the same may be amended, supplemented or otherwise modified.

                         "Designated Subsidiary" means each of Clayton-
               Marcus Company, Inc., a North Carolina corporation, Barclay Furniture Co., a Mississippi corporation, and Pilliod Furniture, Inc., a North Carolina corporation, and such other wholly-owned subsidiaries of LADD as (i) become parties to the Designated Subsidiaries Receivables Purchase Agreement and (ii) are consented to in writing by the Company to be "Designated Subsidiaries" hereunder.

                         "Dilution Ratio" means, the ratio (expressed as
               a percentage) computed as of the last day of each Fiscal Month by dividing (i) the aggregate amount of credits, rebates, discounts, disputes, warranty claims, repos-sessed or returned goods, charge back allowances, other dilution factors, and any other billing or other adjust-ment by the Transferor or the Collection Agent, provided to Obligors in respect of Receivables during the pre-ceding three Fiscal Months (including such Fiscal Month) by (ii) the aggregate Outstanding Balance of all Receiv-ables which arose during such three Fiscal Months.

                         "Dilution Reserve" means, at any time, an
               amount equal to the product of (i) 1.5, (ii) the highest Dilution Ratio as of the last day on any of the preceding twelve (12) months and (iii) the sum of the Net Invest-ment, the Loss Reserve, the Discount Reserve and the Servicing Fee Reserve, all at such time.

                         "Discount" means, with respect to any Tranche
               Period:

                                   (TR x TNI x  AD )
                                               360

               Where:

               TR  =     the Tranche Rate applicable to such Tranche
                         Period.

               TNI  =    the portion of the Net Investment allocated to
                         such Tranche Period.

               AD  =     the actual number of days during such Tranche
                         Period.

               provided, however, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided, further, that Discount shall not be considered paid by any distribution if at any time such distribution is rescinded or must be returned for any reason.


                         "Discount Reserve" means, at any time, an
               amount equal to:

                                        TD + LY

               Where:

               TD   =    the sum of the unpaid Discount for all Tranche
                         Periods.

               LY   =    the Liquidation Yield

                         "Early Collection Fee" means, for any Tranche
               Period (such Tranche Period to be determined without regard to the last sentence in Section 2.3(a)) during which the portion of the Net Investment that was allocat-ed to such Tranche Period is reduced, the excess, if any, of (i) the additional Discount that would have accrued during such Tranche Period if such reductions had not occurred, minus (ii) the income, if any, received by the Company from investing the proceeds of such reductions.

                         "EBIT" shall mean, for any period, for the
               Collection Agent and the Collection Agent Subsidiaries on a consolidated basis operating income computed in accor-dance with GAAP; that is, the difference between (i) net sales minus (ii) the sum of (A) the total costs of sales,
               (B) selling, general and administrative expenses and (C) all other costs or charges attributable to operating activities of the Collection Agent and the Collection Agent Subsidiaries.

                         "Effective Date" shall mean the Business Day,
               which day shall not be earlier than April 10, 1995, on which all the conditions precedent set forth in Section
               4.1 hereof shall be satisfied.

                         "Eligible Investments" shall mean (a) negotia-
               ble instruments or securities represented by instruments in bearer, registered or book-entry form which evidence
               (i) obligations fully guaranteed by the United States of America; (ii) time deposits in, or bankers acceptances issued by, any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by Federal or state banking or depositary institution authorities; provided, however, that at the time of investment or contractual commitment to invest therein, the certificates of deposit or short-term depos-its, if any, or long-term unsecured debt obligations (other than such obligation whose rating is based on collateral or on the credit of a Person other than such institution or trust company) of such depositary institu-tion or trust company shall have a credit rating from Moody's and S&P of at least "P-1" and "A-1", respective-ly, in the case of the certificates of deposit or short-term deposits, or a rating not lower than one of the two highest investment categories granted by Moody's and by S&P; (iii) certificates of deposit having, at the time of investment or contractual commitment to invest therein, a rating from Moody's and S&P of at least "P-1" and "A-1", respectively; (iv) investments in money market funds rated in the highest investment category or otherwise approved in writing by the applicable rating agencies,
               (b) demand deposits in any depositary institution or trust company referred to in (a)(ii) above, (c) commer-cial paper (having original or remaining maturities of no more than 30 days) having, at the time of investment or contractual commitment to invest therein, a credit rating from Moody's and S&P of at least "P-1" and "A-1", respec-tively, (d) Eurodollar time deposits having a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively, and (e) repurchase agreements involving any of the Eligible Investments described in clauses (a)(i),
               (a)(iii) and (d) hereof so long as the other party to the repurchase agreement has at the time of investment there-in, a rating from Moody's and S&P of at least "P-1" and "A-1", respectively.

                         "Eligible Receivable" means, at any time, any
               Receivable:

                                   (i)  which either (x) has been
                    originated by a Designated Obligor and sold by such Designated Subsidiary to LADD and sold by LADD to the Transferor or (y) originated by the LADD and sold to the Transferor and, in either case to which the Transferor has good title thereto, free and clear of all Adverse Claims;

                                  (ii)  the Obligor of which is a
                    United States resident, is a Designated Obligor at the time of the initial creation of an in-terest therein hereunder, is not an Affiliate of any of the parties hereto, and is not a gov-ernment or a governmental subdivision or agen-cy; provided, however, that Receivables with an aggregate Outstanding Balance not greater than 4% of the aggregate Outstanding Balance of all Receivables may be originated by Obligors which are Canadian residents;

                                 (iii)  which is not a Defaulted
                    Receivable at the time of the initial creation of an interest of the Company therein;

                                  (iv)  which is not a Delinquent
                    Receivable at the time of the initial creation of an interest of the Company therein (other than regarding Receivables transferred on the date of the initial Incremental Transfer here-under);

                                   (v)  which, according to the
                    Contract related thereto, is required to be paid in full within 180 days of the original billing date therefor;

                                  (vi)  which is an "eligible as-
                    set" as defined in Rule 3a-7 under the Invest-ment Company Act of 1940, as amended;

                                 (vii)  a purchase of which with
                    the proceeds of Commercial Paper would consti-tute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

                                (viii)  which is an "account" with-
                    in the meaning of Article 9 of the UCC of all applicable jurisdictions;

                                  (ix)  which is denominated and
                    payable only in United States dollars in the United States;

                                   (x)  which arises under a Con-
                    tract that, together with the Receivable relat-ed thereto, is in full force and effect and constitutes the legal, valid and binding obli-gation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any offset, coun-terclaim or other defense at such time;

                                  (xi)  which, together with the
                    Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit bill-ing, fair credit reporting, equal credit oppor-tunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation in any materi-al respect;

                                 (xii)  which (A) satisfies, in all
                    material respects, all applicable requirements of the applicable Credit and Collection Policy, and (B) is assignable without the consent of, or notice to, the Obligor thereunder;

                                (xiii)  which was generated in the
                    ordinary course of LADD's or a Designated Subs-idiary's business; and

                                 (xiv)  the Obligor of which has
                    been directed to make all payments to a speci-fied account of the Collection Agent with re-spect to which there shall be a Lock-Box Agree-ment in effect.

                         "ERISA" means the Employee Retirement Income
               Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

                         "Estimated Maturity Period" means, at any time,
               the period, rounded to the nearest whole number of days, equal to the weighted average days until due of the Receivables as calculated by the Collection Agent in good faith and set forth in the most recent Investor Report, such calculation to be based on the assumptions that (a) each Receivable within a particular aging category, (as set forth in the Investor Report) will be paid on the last day of such aging category and (b) the last day of the last such aging category coincides with the last date on which any Outstanding Balance of any Receivables would be written off as uncollectible or charged against any applicable reserve or similar account in accordance with the requirements of the Credit and Collection Policy as applied by the Collection Agent and the Transferor's normal accounting practices applied on a basis consistent with those reflected in the Transferor's financial state-ments, provided, however, that if the Company shall dis-agree with any such calculation on the basis that an error in the calculation exists, the Company may recalcu-late the Estimated Maturity Period in accordance with the foregoing and based on reasonable assumptions based on fact, and such recalculation, in the absence of manifest error, shall be conclusive.

                         "Eurodollar Rate" means, with respect to any
               Eurodollar Tranche Period, a rate which is .625% in excess of a rate per annum equal to the sum (rounded upwards, if necessary, to the next higher 1/100 of 1%) of
               (A) the rate obtained by dividing (i) the applicable LIBOR Rate by (ii) a percentage equal to 100% minus the reserve percentage used for determining the maximum re-serve requirement as specified in Regulation D (includ-ing, without limitation, any marginal, emergency, supple-mental, special or other reserves) that is applicable to the Liquidity Provider during such Eurodollar Tranche Period in respect of eurocurrency or eurodollar funding, lending or liabilities (or, if more than one percentage shall be so applicable, the daily average of such per-centage for those days in such Eurodollar Tranche Period during which any such percentage shall be applicable) plus (B) the then daily net annual assessment rate (roun-ded upwards, if necessary, to the nearest 1/100 of 1%) as estimated by the Liquidity Provider for determining the current annual assessment payable by the Liquidity Pro-vider to the Federal Deposit Insurance Corporation in respect of eurocurrency or eurodollar funding, lending or liabilities.

                         "Eurodollar Tranche" means a Tranche as to
               which Discount is calculated at the Eurodollar Rate.

                         "Eurodollar Tranche Period" means, with respect
               to a Eurodollar Tranche, prior to the Termination Date, a period of up to 30 days requested by the Transferor and agreed to by the Company or the Liquidity Provider, as the case may be, commencing on a Business Day requested by the Transferor and agreed to by the Company; provided, however, that if such Eurodollar Tranche Period would expire on a day which is not a Business Day, such Euro-dollar Tranche Period shall expire on the next succeeding Business Day; provided, further, that if such Eurodollar Tranche Period would expire on (a) a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Eurodol-lar Tranche Period shall expire on the next preceding Business Day or (b) a Business Day for which there is no numerically corresponding day in the applicable subse-quent calendar month, such Eurodollar Tranche Period shall expire on the last Business Day of such month.

                         "Event of Bankruptcy", with respect to any Per-
               son, shall mean (i) that such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composi-tion of it or its debts under any law relating to bank-ruptcy, insolvency or reorganization or relief of debt-ors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, that results in the entry of an order which, in the case of a Person other than the Transferor, remains undismiss-ed, unbonded or unstayed pending appeal and in effect for a period of 60 days from the date of entry thereof or
               (ii) if such Person is a corporation, such Person or any Subsidiary shall take any corporate action to authorize any of the actions set forth in the preceding clause (i).

                         "Fee Letter" means the letter agreement dated
               the date hereof between the Transferor and the Company, as amended, modified or supplemented from time to time.

                         "Finance Charges" means, with respect to a
               Contract, any finance, interest, late or similar charges owing by an Obligor pursuant to such Contract.

                         "Fiscal Month" shall mean each fiscal month of
               the Transferor as set forth on Exhibit N hereto.

                         "Former Credit Agreement" shall mean that cer-
               tain Amended and Restated Credit Agreement dated as of January 15, 1993, among LADD Furniture, Inc., the banks party thereto, the guarantors party thereto and Chase Manhattan Bank, N.A., as agent thereunder, as modified, supplemented and in effect on the date on which all of the conditions precedent set forth in Section 6 of the Amended and Restated Credit Agreement dated as of October 19, 1994, between LADD Furniture, Inc. and NationsBank of North Carolina, N.A., as Agent shall have been met and the Term Loan shall have been made thereunder.

                         "GAAP" shall mean generally accepted accounting
               principles applied on a basis consistent with those which are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

                         "Guaranty" of a Person means any agreement by
               which such Person assumes, guarantees, endorses, contin-gently agrees to purchase or provide funds for the pay-ment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including, without limi-tation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

                         "Incremental Transfer" means a Transfer which
               is made pursuant to Section 2.2(a).

                         "Indebtedness" of a Person means such Person's
               (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or pro-duction from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease obligations and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

                         "Indemnified Amounts" has the meaning specified
               in Section 8.1.

                         "Indemnified Parties" has the meaning specified
               in Section 8.1.

                         "Interest Expense" shall mean, for any period,
               the sum, for the Collection Agent and the Collection Agent Subsidiaries on a consolidated basis in accordance with GAAP, of all interest in respect of Indebtedness.

                         "Investor Report" means a report, in substan-
               tially the form of Exhibit E or in such other form as is mutually agreed to by the Transferor and the Company, furnished by the Collection Agent to the Company and the Administrative Agent pursuant to Section 2.11(b).

                         "Law" shall mean any law (including common
               law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

                         "LIBOR Rate" shall mean, with respect to any
               Eurodollar Tranche Period, the rate at which deposits in dollars are offered to the Liquidity Provider in the London interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Eurodollar Tranche Period in an amount approximately equal to the Eurodollar Tranche to which the Eurodollar Rate is to apply and for a period of time approximately equal to the applicable Eurodollar Tranche Period.

                          "Liquidation Yield" means, at any time, an
               amount equal to:

                             (RVF x LBR x NI) x (EM x 1.5)
                                                   360

               Where:

               RVF  =    the Rate Variance Factor.

               LBR  =    the Base Rate which is applicable to the liqui-
                         dation period of the Net Investment at such time.

               NI   =    the Net Investment.

               EM   =    the Estimated Maturity Period of the Receiv-
                         ables.

                         "Liquidity Provider" means the Person or Per-
               sons who will provide liquidity support to the Company in connection with the issuance by the Company of Commercial Paper.

                         "Liquidity Provider Agreement" means the agree-
               ment between the Company and the Liquidity Provider evidencing the obligation of the Liquidity Provider to provide liquidity support to the Company in connection with the issuance by the Company of Commercial Paper.

                         "Lock-Box Account" means an account maintained
               by the Collection Agent, LADD or any Designated Subsid-iary at a Lock-Box Bank for the purpose of receiving Collections from Receivables.

                         "Lock-Box Agreement" means an agreement among
               the Collateral Agent, the Collection Agent and a Lock-Box Bank in substantially the form of Exhibit D hereto.


                         "Lock-Box Bank" means each of the banks set
               forth in Exhibit C hereto and such banks as may be added thereto or deleted therefrom pursuant to Section 2.8.

                         "Loss Percentage" means on any day the greater
               of (i) five (5) times the highest Loss-to-Liquidation Ratio as of the last day of the twelve (12) months pre-ceding the then current month, (ii) three (3) times the highest Concentration Factor of all Designated Obligors (exclusive of A1/A+ Rated Obligors) and (iii) ten (10) percent.

                         "Loss Reserve" means, on any day, an amount
               equal to:

                               LP x (NI + DLR + DR + SFR)

               Where:

               LP   =    the Loss Percentage at the close of business of
                         the Collection Agent on such day.

               NI   =    the Net Investment at the close of business of
                         the Collection Agent on such day.

               DLR  =    the Dilution Reserve at the close of business
                         of the Collection Agent on such day.

               DR   =    the Discount Reserve at the close of business
                         of the Collection Agent on such day.

               SFR  =    the Servicing Fee Reserve at the close of busi-
                         ness of the Collection Agent on such day.

               Notwithstanding the foregoing, the Loss Reserve shall at all times be at least equal to $3,000,000.

                         "Loss-to-Liquidation Ratio" means, for any
               period of determination, the ratio (expressed as a per-centage) computed as of the last day of such period by dividing (i) the aggregate Outstanding Balance of all Receivables which became Defaulted Receivables during such period, by (ii) the aggregate amount of Collections received by the Collection Agent during such period less Deemed Collections for the period.


                         "Material Subsidiary" means, as at any date of
               determination, any Subsidiary whose net sales for the rolling four quarter period ending on the Quarterly Date falling on or immediately preceding such date of deter-mination exceed $20,000,000 or whose assets exceed $15,0-00,000 as at such date.

                         "Maximum Net Investment" means $40,000,000.

                         "Maximum Percentage Factor" means 95%.

                         "Moody's" means Moody's Investors Service, Inc.

                         "Net Investment" means the sum of the Transfer
               Prices for each Incremental Transfer less the aggregate amount of Collections received and applied by the Company to reduce such Net Investment pursuant to Section 2.6 or
               Section 2.9; provided that the Net Investment shall be restored in the amount of any Collections so received and applied if at any time the distribution of such Collec-tions is rescinded or must otherwise be returned for any reason.

                         "Net Receivables Balance" means at any time the
               Outstanding Balance of the Eligible Receivables at such time reduced by the sum of (without duplication of any particular Eligible Receivable) (i) the aggregate amount by which the Outstanding Balance of all Eligible Receiv-ables of each Designated Obligor exceeds the Concentra-tion Factor for such Designated Obligor, plus (ii) the aggregate Outstanding Balance of all Eligible Receivables which are Defaulted Receivables, plus (iii) the aggregate Outstanding Balance of all Eligible Receivables of each Obligor with respect to which either 10% or more of such Obligor's Receivables are Defaulted Receivables or 50% or more of such Obligor's Receivables are Delinquent Receiv-ables plus (iv) an amount equal to the excess (if any) of
               (a) the Outstanding Balance of Eligible Receivables which are required to be paid in full within more than 31 days of the original billing date therefor over (b) 20% of the aggregate Outstanding Balance of the Receivables.

                         "Obligor" means a Person obligated to make
               payments for the provision of goods and services pursuant to a Contract.


                         "Official Body" shall mean any government or
               political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitra-tor, in each case whether foreign or domestic.

                         "Other Transferor" means any Person other than
               the Transferor that has entered into a receivables pur-chase agreement or transfer and administration agreement with the Company.

                         "Outstanding Balance" of any Receivable at any
               time means the then outstanding principal amount thereof including any accrued and outstanding Finance Charges related thereto.

                         "Percentage Factor" means the percentage com-
               puted at any time of determination as follows:

                               NI + LR + DLR + DR + SFR
                                          NRB
               Where:

               NI   =    the Net Investment at the time of such computa-
                         tion.

               LR   =    the Loss Reserve at the time of such computa-
                         tion.

               DLR  =    the Dilution Reserve at the time of such compu-
                         tation.

               DR   =    the Discount Reserve at the time of such compu-
                         tation.

               SFR  =    the Servicing Fee Reserve at the time of such
                         computation.

               NRB  =    the Net Receivables Balance at the time of such
                         computation.

                         Notwithstanding the foregoing computation, the
               Percentage Factor shall not exceed one hundred percent

               (100%). The Percentage Factor shall be calculated by the Collection Agent on the day of the initial Incremental Transfer hereunder. Thereafter, until the Termination Date, the Collection Agent shall daily recompute the Per-centage Factor and report such recomputations to the Company monthly in the Investor Report or as requested by the Company. The Percentage Factor shall remain constant from the time as of which any such computation or recomp-utation is made until the time as of which the next such recomputation shall be made, notwithstanding any addi-tional Receivables arising, any Incremental Transfer made pursuant to Section 2.2(a) or any reinvestment Transfer made pursuant to Section 2.2(b) and 2.5 during any period between computations of the Percentage Factor. The Percentage Factor, as calculated at the close of business on the Termination Date, shall remain constant at all times thereafter until such time as the Company shall have received the Aggregate Unpaids, at which time the Percentage Factor shall be recomputed in accordance with
               Section 2.6.

                         "Person" means any corporation, natural person,
               firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

                         "Potential Termination Event" means an event
               which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

                         "Proceeds" means "proceeds" as defined in
               Section 9-306(1) of the UCC.

                         "Program Fee" means the fee payable by the
               Transferor to the Company pursuant to Section 2.7 hereof, the terms of which are set forth in the Fee Letter.

                         "Purchase Agreement" means the Receivables
               Purchase Agreement, dated as of March 30, 1995, between the Transferor and LADD, as the same may be amended, sup-plemented or otherwise modified.

                         "Purchased Interest" means the interest in the
               Receivables acquired by the Liquidity Provider through purchase pursuant to the terms of the Liquidity Provider Agreement.

                         "Quarterly Dates" shall mean the Saturday on or
               nearest to the last calendar day of each of March, June, September and December in each year and the first such Quarterly Date shall be Saturday, April 1, 1995.


                         "Quarterly Period" shall mean the quarterly
               fiscal period of the Collection Agent ending on each Quarterly Date.

                         "Rate Variance Factor" means the number, com-
               puted from time to time in good faith by the Company, that reflects the largest potential variance (from mini-mum to maximum) in selected interest rates over a period of time selected by the Company from time to time, set forth in a written notice by the Company to the Transfer-or and the Collection Agent.

                         "Receivable" means the indebtedness originally
               owed to LADD or a Designated Subsidiary by any Obligor and sold to the Transferor pursuant to the Purchase Agreement (without giving effect to any purchase here-under by the Company at any time) under a Contract wheth-er constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of merchandise or services by LADD or a Designated Sub-sidiary and thereafter sold to the Transferor by LADD, and includes the right to payment of any Finance Charges and other obligations of such Obligor with respect there-to. Notwithstanding the foregoing, once a Receivable has been deemed collected pursuant to Section 2.9 hereof, it shall no longer constitute a Receivable hereunder.

                         "Records" means all Contracts and other docu-
               ments, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related proper-ty and rights) maintained with respect to Receivables and the related Obligors.

                         "Related Security" means with respect to any
               Receivable:

                                   (i)  all of the Transferor's in-
                    terest, if any, in the merchandise (including returned merchandise), if any, the sale of which by LADD or a Designated Subsidiary gave rise to such Receivable;

                                  (ii)  all other security inter-
                    ests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing state-ments signed by an Obligor describing any col-lateral securing such Receivable;

                                 (iii)  all guarantees, insurance
                    or other agreements or arrangements of any kind from time to time supporting or securing pay-ment of such Receivable whether pursuant to the Contract related to such Receivable or other-wise; and

                                  (iv)  all Records.

                         "Section 8.2 Costs" has the meaning specified
               in Section 8.2(d).

                         "Servicing Fee" shall mean the fee payable by
               the Company to the Collection Agent, with respect to a Tranche, in an amount equal to 0.50% per annum on the amount of the Net Investment allocated to such Tranche pursuant to Section 2.3. Such fee shall accrue from the date of the initial purchase of an ownership interest in the Receivables to the later of the Termination Date or the date on which the Net Investment is reduced to zero. On or prior to the Termination Date such fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.5.
               After the Termination Date such fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.6.

                         "Servicing Fee Reserve" means at any time of
               determination an amount equal to:

                         (OBR x SFP) x (30 + (EM x 1.5)
                                                360
               Where:

               OBR  =    aggregate Outstanding Balance of all Receiv-
                         ables at the time of such computation.

               SFP  =    Servicing Fee percentage.

               EM   =    Estimated Maturity Period.

                         "Standard & Poor's" or "S&P" means Standard &
               Poor's Ratings Group.

                         "Subsidiary" of a Person means any corporation
               more than 50% of the outstanding voting securities of which shall at any time be owned or controlled, directly or indirectly, by such Person or by one or more Subsid-iaries of such Person or any similar business organiza-tion which is so owned or controlled.

                         "Term Loan" shall mean the loan provided for by
               Section 2.02 of the Amended and Restated Credit Agreement dated as of October 19, 1994, between LADD Furniture, Inc. and NationsBank, National Association (Caroli-nas)(formerly known as NationsBank of North Carolina, N.A.), as Agent.

                         "Termination Date" means the earliest of (i)
               that Business Day designated by the Transferor to the Company as the Termination Date at any time following 60 days' written notice to the Company, (ii) the date of termination of the commitment of the Liquidity Provider under the Liquidity Provider Agreement, (iii) the date of termination of the commitment of the Credit Support Provider under the Credit Support Agreement, (iv) the day on which the Company delivers a notice of termination pursuant to Section 7.2, or (v) March 29, 1996, unless extended not later than 60 days prior to such date for any additional period by consent of the Company, the Transferor and the Collateral Agent.

                         "Termination Event" means an event described in
               Section 7.1.

                         "Tranche" means a portion of the Aggregate Net
               Investment allocated to a Tranche Period pursuant to
               Section 2.3.

                         "Tranche Period" means a CP Tranche Period, a
               BR Tranche Period, a CD Tranche Period or a Eurodollar Tranche Period.

                         "Tranche Rate" means the CP Rate, the Base
               Rate, the CD Rate or the Eurodollar Rate.

                         "Transaction Costs" has the meaning specified
               in Section 8.3(a).

                         "Transfer" means a conveyance, transfer and
               assignment by the Transferor to the Company of an undi-vided percentage ownership interest in Receivables here-under.

                         "Transfer Certificate" has the meaning given to
               it in Section 2.2(a).

                         "Transfer Date" means, with respect to each
               Transfer, the Business Day on which such Transfer is made.

                         "Transfer Price" means with respect to any
               Incremental Transfer, the amount paid to the Transferor by the Company as described in the Transfer Certificate.

                         "Transferred Interest" means, at any time of
               determination, an undivided percentage ownership interest in (i) each and every then outstanding Receivable, (ii) all Related Security with respect to each such Receiv-able, (iii) all Collections with respect thereto, and
               (iv) other Proceeds of the foregoing, equal to the Per-centage Factor at such time, and only at such time (with-out regard to prior calculations). The Transferred Interest in each Receivable, together with Related Secu-rity and Collections with respect thereto, shall at all times be equal to the Transferred Interest in each other Receivable, together with Related Security and Collec-tions. To the extent that the Transferred Interest shall decrease as a result of a recalculation of the Percentage Factor, the Company shall be considered to have recon-veyed to the Transferor an undivided percentage ownership interest in each Receivable, together with Related Secu-rity and Collections, in an amount equal to such decrease such that in each case the Transferred Interest in each Receivable shall be equal to the Transferred Interest in each other Receivable.

                         "UCC" means, with respect to any state, the
               Uniform Commercial Code as from time to time in effect in such state.

                         "Unused Facility Fee" means the fee payable by
               the Transferor to the Company pursuant to Section 2.7 hereof, the terms of which are set forth in the Fee Letter.

                         "Weekly Report" means a report, in substan-
               tially the form of Exhibit G or in such other form as is mutually agreed to by the Transferor and the Company, furnished by the Collection Agent to the Company and the Administrative Agent pursuant to Section 2.11(a).

                         SECTION 1.2.  Other Terms.  All accounting
               terms not specifically defined herein shall be construed in accordance with generally accepted accounting princi-ples. All terms used in Article 9 of the UCC in the State of North Carolina, and not specifically defined herein, are used herein as defined in such Article 9.

                         SECTION 1.3.  Computation of Time Periods.
               Unless otherwise stated in this Agreement, in the compu-tation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       ARTICLE II

                               PURCHASES AND SETTLEMENTS

                         SECTION 2.1.  Facility.  Upon the terms and
               subject to the conditions herein set forth the Transferor may, at its option, convey, transfer and assign to the Company, and the Company shall accept such conveyance, transfer and assignment from the Transferor, without recourse except as provided herein, undivided percentage ownership interests in the Receivables, together with Related Security and Collections with respect thereto, from time to time.

                         SECTION 2.2. Transfers; Company Certificate; Eligible Receivables. (a) Incremental Transfers. On and after the Effective Date, upon the terms and subject to the conditions herein set forth the Transferor may, at its option, convey, transfer and assign to the Company, and the Company shall accept such conveyance, transfer and assignment from the Transferor, without recourse except as provided herein, undivided percentage ownership interests in the Receivables, together with Related Security and Collections with respect thereto (each, an "Incremental Transfer") from time to time for an aggre-gate Transfer Price not to exceed the Maximum Net Invest-ment; provided that the Company shall not accept any such transfer if it is unable to obtain funds therefor in the commercial paper market or under the Liquidity Provider Agreement. The Transferor shall by notice given by telefax offer to convey, transfer and assign to the Company undivided percentage ownership interests in the Receivables at least three (3) Business Days prior to the proposed date of transfer. Each such notice shall speci-fy the desired Transfer Price (which shall be at least $1,000,000 and integral multiples of $100,000 in excess thereof) and the desired date of such Incremental Trans-fer, together with the desired Tranche Period (or range) related thereto as required by Section 2.3. The Company shall, by notice given by telephone or telefax, accept such offer to convey, transfer and assign undivided percentage ownership interests. Each notice of proposed Transfer shall be irrevocable and binding on the Trans-feror and the Transferor shall indemnify the Company against any loss or expense incurred by the Company, either directly or through the Liquidity Provider Agree-ment as a result of any failure by the Transferor to complete such Incremental Transfer including, without limitation, any loss (including loss of anticipated profits) or expense incurred by the Company, either directly or pursuant to the Liquidity Provider Agreement, by reason of the liquidation or reemployment of funds ac-quired by the Company or the Liquidity Provider (includ-ing, without limitation, funds obtained by issuing com-mercial paper or promissory notes or obtaining deposits as loans from third parties) for the Company to fund such Incremental Transfer.

                         On the date of the initial Incremental Trans-
               fer, the Company shall deliver written confirmation to the Transferor of the Transfer Price, the Tranche Period and the Tranche Rate relating to such Transfer and the Transferor shall deliver to the Company the Transfer Certificate in the form of Exhibit F hereto (the "Trans-fer Certificate"). The Company shall indicate the amount of the initial Incremental Transfer together with the date thereof on the grid attached to the Transfer Certif-icate. On the date of each subsequent Incremental Trans-fer, the Company shall send written confirmation to the Transferor of the Transfer Price, the Tranche Period, the Transfer Date and the Tranche Rate applicable to such Incremental Transfer. The Company shall indicate the amount of the Incremental Transfer together with the date thereof as well as any decrease in the Net Investment on the grid attached to the Transfer Certificate. The Transfer Certificate shall evidence the Incremental Transfers. Following each Incremental Transfer, the Company shall deposit to the Transferor's account at the location indicated in Section 9.3 hereof, or as provided by the Transferor from time to time by written notice, in immediately available funds, an amount equal to the Transfer Price for such Incremental Transfer.

                              (b)  Reinvestment Transfers.  On each
               Business Day occurring after the initial Incremental Transfer hereunder and prior to the Termination Date, the Transferor hereby agrees to convey, transfer and assign to the Company, and in consideration of Transferor's agreement to maintain at all times prior to the Termina-tion Date a Net Receivables Balance in an amount at least sufficient to maintain the Percentage Factor at an amount not greater than the Maximum Percentage Factor, the Company hereby agrees to purchase from the Transferor undivided percentage ownership interests in each and every Receivable, together with Related Security and Collections with respect thereto, to the extent that Collections are available for such Transfer in accordance with Section 2.5, such that after giving effect to such Transfer, (i) the amount of the Company's Net Investment at the close of business on such Business Day shall be equal to the amount of the Company's Net Investment at the close of business on the Business Day immediately preceding such Business Day plus the Transfer Price of any Incremental Transfer made on such day, if any, and
               (ii) the Company's Transferred Interest in each Receiv-able, together with Related Security and Collections with respect thereto, shall be equal to its Transferred Inter-est in each other Receivable, together with Related Security and Collections with respect thereto.

                              (c)  All Transfers.  Each Transfer shall
               constitute a purchase of undivided percentage ownership interests in each and every Receivable, together with Related Security and Collections with respect thereto, then existing, as well as in each and every Receivable, together with Related Security and Collections with respect thereto, which arises at any time after the date of such Transfer. The Company's aggregate undivided percentage ownership interest in the Receivables, togeth-er with Related Security and Collections with respect thereto, shall equal the Percentage Factor in effect from time to time.

                              (d)  Company Certificate.  The Transferor
               shall issue to the Company the Company Certificate, in the form of Exhibit M, on or prior to the date hereof.

                              (e)  Percentage Factor.  The Percentage
               Factor shall be initially computed as of the opening of business of the Collection Agent on the date of the initial Incremental Transfer hereunder. Thereafter until the Termination Date, the Percentage Factor shall be automatically recomputed as of the close of business of the Collection Agent on each day (other than a day after the Termination Date). The Percentage Factor shall remain constant from the time as of which any such compu-tation or recomputation is made until the time as of which the next such recomputation, if any, shall be made. The Percentage Factor, as computed as of the day imme-diately preceding the Termination Date, shall remain constant at all times on and after such Termination Date until the date on which the Net Investment shall become zero and the Aggregate Unpaids shall have been paid in full.

                              (f)  Assignment.  The Transferor hereby
               irrevocably assigns to the Company all of its right, title and interest in, to and under the Purchase Agree-ment and the Designated Subsidiaries Receivables Purchase Agreement.

                         SECTION 2.3. Selection of Tranche Periods and Tranche Rates. (a) At all times hereafter, but prior to the occurrence of a Termination Event, the Transferor shall, subject to the limitations described below, re-quest Tranche Periods and allocate a portion of the Net Investment to each selected Tranche Period, so that the aggregate amounts allocated to outstanding Tranche Peri-ods at all times shall equal the Net Investment. The Transferor shall give the Company irrevocable notice by telephone of the new requested Tranche Period and whether the requested Tranche Rate applicable thereto shall be the CP Rate, the BR Rate, the CD Rate or the Eurodollar Rate (a "Tranche Selection Notice") at least (i) three
               (3) Business Days prior to the expiration of any then existing Tranche Period if the Tranche Rate to be appli-cable to the new requested Tranche Period shall be the Eurodollar Rate, (ii) two (2) Business Days prior to the expiration of any then existing Tranche Period if the Tranche Rate to be applicable to the new requested Tranche Period shall be the BR Rate or the CD Rate, and
               (iii) one (1) Business Day prior to the expiration of any then existing Tranche Period if the Tranche Rate to be applicable to the new requested Tranche Period shall be the CP Rate; provided, however, that the Company may select, in its sole discretion, any such new Tranche Period and Tranche Rate if (i) the Transferor fails to provide such notice on a timely basis or (ii) the Company determines, in its sole discretion, that the Tranche Rate requested by the Transferor is unavailable or for any reason commercially undesirable or the Company deter-mines, in its sole discretion, that the Tranche Period requested by the Transferor is not available. If the Company determines that the Tranche Period requested by the Transferor is not available, the Company shall, to the extent practicable, consult with the Transferor as to the desired Tranche Period. If, as a result of a lack of liquidity in respect of the Commercial Paper or other-wise, the Liquidity Provider acquires a Purchased Inter-est with respect to the Receivables pursuant to the terms of the Liquidity Provider Agreement, the Liquidity Pro-vider may exercise the right of selection granted to the Company hereby, and the portion of the Net Investment allocated to each selected Tranche Period shall equal, to the extent practicable, the portion of the Net Investment allocated to the Tranche Period that immediately preceded such new Tranche Period. The Company confirms that it is its intention to allocate all or substantially all of the Net Investment to one or more CP Tranche Periods; provid-ed that the Company may determine from time to time, in its sole discretion, that funding such Net Investment by means of one or more CP Tranche Periods is not commer-cially desirable. In the case of any Tranche Period out-standing upon the occurrence of a Termination Event, such Tranche Period shall end on the date of such occurrence.

                              (b)  At all times on and after the occur-
               rence of a Termination Event, the Company or the Liquidi-ty Provider, as applicable, shall select all Tranche Periods and Tranche Rates applicable thereto.

                         SECTION 2.4. Fees and Other Costs and Expens-es. Notwithstanding the limitation on recourse under
               Section 2.1, the Transferor shall pay, as and when due in accordance with this Agreement, all fees hereunder, all amounts payable pursuant to Article VIII hereof, if any, and the Servicing Fee. The Transferor shall pay to the Collateral Agent on each maturity of Commercial Paper an amount equal to the discount accrued on the Company's Commercial Paper notes to the extent such notes were issued in order to fund the Transferred Interest in an amount in excess of the Transfer Price of an Incremental Transfer. The Transferor shall pay to the Collateral Agent, on each day on which Commercial Paper is issued by the Company, the Dealer Fee as set forth in the Fee Letter. Discount shall accrue with respect to each Tranche on each day occurring during the Tranche Period related thereto. Nothing in this Agreement shall limit in any way the obligations of the Transferor to pay the amounts set forth in this Section 2.4.

                         SECTION 2.5.  Non-Liquidation Settlement and
               Reinvestment Procedures. On each day after the date of any Incremental Transfer but prior to the Termination Date and provided that no Potential Termination Event shall have occurred and be continuing, the Collection Agent shall out of the Percentage Factor of Collections received on or prior to such day and not previously applied or accounted for: (i) set aside and hold in trust for the Company (or deposit into the Collection Account if so required pursuant to Section 2.12) an amount equal to all Discount, the Program Fee, the Unused Fee and the Servicing Fee accrued through such day and not so previously set aside or paid and (ii) apply the balance of such Percentage Factor of Collections remain-ing after application of Collections as provided in clause (i) of this Section 2.5 to the Transferor, for the benefit of the Company for the purchase of additional undivided percentage interests in each Receivable pursu-ant to Section 2.2(b). On the last day of each Tranche Period, from the amounts set aside as described in clause
               (i) of the first sentence of this Section 2.5, the Col-lection Agent shall deposit to the Company's account, an amount equal to the accrued and unpaid Discount for such Tranche Period and shall deposit to its account an amount equal to the accrued and unpaid Servicing Fee for such Tranche Period. As provided in Section 6.2(b), the Collection Agent shall remit to the Transferor, as soon as practicable after receipt, such portion of Collections not allocated to the Company.

                         SECTION 2.6.  Liquidation Settlement Proce-
               dures. If on the Termination Date, the Percentage Factor is greater than the Maximum Percentage Factor, then the Transferor shall immediately pay to the Company from previously received Collections, an amount equal to the amount such that, when applied in reduction of the Net Investment, will result in a Percentage Factor less than or equal to the Maximum Percentage Factor. Such amount shall be applied by the Company to the reduction of the Net Investment of Tranche Periods selected by the Compa-ny. On the Termination Date and on each day thereafter, and on each day on which a Potential Termination Event has occurred and is continuing, the Collection Agent shall set aside and hold in trust for the Company (or deposit into the Collection Account if so required pursu-ant to Section 2.12) the Percentage Factor of all Collec-tions received on such day. On the Termination Date or the day on which a Potential Termination Event occurs, the Collection Agent shall deposit to the Company's account any remaining amounts set aside pursuant to
               Section 2.5(i) above.  On the last day of each Tranche

               Period to occur on or after the Termination Date or during the continuance of a Potential Termination Event, the Collection Agent shall deposit to the Company's account, the amounts set aside pursuant to the preceding sentence, together with any remaining amounts set aside pursuant to Section 2.5(i) prior to the Termination Date or the day on which a Potential Termination Event occurs but not to exceed the sum of (i) the accrued Discount for such Tranche Period, (ii) the portion of the Net Invest-ment allocated to such Tranche Period, and (iii) the aggregate of all other amounts then owed (whether due or accrued) hereunder by Transferor to the Company. On such day, the Collection Agent shall deposit to its account, from the amounts set aside pursuant to the preceding sentence which remain after payment in full of the afore-mentioned amounts, the accrued Servicing Fee for such Tranche Period. If there shall be insufficient funds on deposit for the Collection Agent to distribute funds in payment in full of the aforementioned amounts, the Col-lection Agent shall distribute funds first, in payment of the accrued Discount, second, in payment of all fees and expenses payable to the Company hereunder, third, if the Transferor or an Affiliate thereof is not the Collection Agent, to the Collection Agent's account, in payment of the Servicing Fee payable to the Collection Agent, fourth, in reduction of the Net Investment allocated to such Tranche Period, fifth, in payment of all other amounts payable to the Company and sixth, if the Trans-feror or an Affiliate thereof is the Collection Agent, to its account as Collection Agent, in payment of the Ser-vicing Fee payable to the Transferor as Collection Agent. Following the date on which the Net Investment has been reduced to zero, all accrued Discount and Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full, (i) the Collection Agent shall recompute the Percentage Factor, (ii) the Company shall be considered to have reconveyed to the Transferor any interest in the Receivables (including the Transferred Interest), (iii) the Collection Agent shall pay to Trans-feror any remaining Collections set aside and held by the Collection Agent pursuant to the second sentence of this
               Section 2.6 and (iv) the Company shall execute and deliv-er to the Transferor, at the Transferor's expense, such documents or instruments as are necessary to terminate the Company's interest in the Receivables. Any such documents shall be prepared by or on behalf of the Trans-feror.

                         SECTION 2.7. Fees. Notwithstanding any limi-tation on recourse contained in this Agreement, the Transferor shall pay or cause to be paid the following non-refundable fees:

                              (a)  On the last day of each month (or if
               such day is not a Business Day, the next succeeding Business Day), to the Company, the Program Fee and the Unused Facility Fee. The Administrative Agent shall provide prior written notice to the Transferor as to the amount of such fees.

                              (b)  On the date of execution hereof, to
               the Administrative Agent, the Arrangement Fee.

                         SECTION 2.8. Protection of Ownership Interest of the Company. (a) The Transferor agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all ac-tions as may be necessary or as the Company may reason-ably request in order to perfect or protect the Trans-ferred Interest or to enable the Company to exercise or enforce any of its rights hereunder. Without limiting the foregoing, the Transferor will, upon the request of the Company, in order to accurately reflect this purchase and sale transaction, execute and file such financing or continuation statements or amendments thereto or assign-ments thereof (as permitted pursuant to Section 9.6 hereof) as may be requested by the Company and mark its master data processing records and other documents with a legend describing the purchase by the Company of the Transferred Interest and stating "An interest in these accounts receivable has been conveyed to Enterprise Funding Corporation pursuant to a Transfer and Adminis-tration Agreement dated March 30, 1995." The Transferor shall, upon request of the Company, obtain such addition-al search reports as the Company shall request. To the fullest extent permitted by applicable law, the Company shall be permitted to sign and file continuation state-ments and amendments thereto and assignments thereof without the Transferor's signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Transferor shall neither change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the UCC as in effect in the State of North Carolina) nor relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Company at least thirty (30) days prior notice thereof and (ii) prepared at the Transferor's expense and delivered to the Company all financing statements, in-struments and other documents necessary to preserve and protect the Transferred Interest or requested by the Company in connection with such change or relocation.
               Any filings under the UCC or otherwise that are occa-sioned by such change in name or location shall be made at the expense of the Transferor.

                              (b)  The Collection Agent shall instruct
               all Obligors to cause all Collections to be deposited directly with a Lock-Box Bank. Any Lock-Box Account maintained by a Lock-Box Bank pursuant to the related Lock-Box Agreement shall be under the ownership and control of the Collateral Agent. The Collateral Agent shall be permitted to give instructions to the Lock-Box Banks in the event that (i) a Collection Agent default or any other Termination Event has occurred hereunder or
               (ii) the Debt Service Coverage Ratio shall be less than
               1.0 to 1.0 for each rolling four Quarterly Period ending on any Quarterly Date and in the case of this clause (ii) five (5) days shall have elapsed after the earlier of the date on which (A) notice of the occurrence of such condi-tion shall have been given to the Collection Agent by the Administrative Agent or (B) the Collection Agent knew or should have known in the exercise of reasonable care of the occurrence of such condition. The Collection Agent shall not add any bank as a Lock-Box Bank to those listed on Exhibit C unless such bank has entered into a Lock-Box Agreement. The Collection Agent shall not terminate any bank as a Lock-Box Bank unless the Administrative Agent shall have received fifteen (15) days' prior notice of such termination. If the Transferor or the Collection Agent receives any Collections or the Transferor is deemed to receive any Collections pursuant to Section 2.9, the Transferor or the Collection Agent, as applica-ble, shall immediately, but in any event within two Business Days of receipt, remit such Collections to a Lock-Box Account.

                         SECTION 2.9. Deemed Collections; Application of Payments. (a) If on any day the Outstanding Balance of a Receivable is either (x) reduced as a result of any defective, rejected or returned goods or services, any cash discount, credit, rebate, allowance or other dilu-tion factor, any billing adjustment or other adjustment, or (y) reduced or canceled as a result of a setoff or offset in respect of any claim by any Person (whether such claim arises out of the same or a related transac-tion or an unrelated transaction), the Transferor shall be deemed to have received on such day a collection of such Receivable in the amount of such reduction or can-cellation and the Transferor shall pay to the Collection Agent an amount equal to such reduction or cancellation which shall be applied by the Collection Agent as a Collection in accordance with Section 2.5 or 2.6, as applicable. The Net Investment shall be reduced by the amount of such payment actually received by the Company.

                              (b)   If on any day any of the representa-
               tions or warranties in Article III is no longer true with respect to a Receivable, the Transferor shall be deemed to have received on such day a Collection of such Receiv-able in full and the Transferor shall on such day pay to the Collection Agent an amount equal to the aggregate Percentage Factor of the Outstanding Balance of such Receivable and such amount shall be allocated to the Company by the Collection Agent and applied by the Col-lection Agent as a Collection allocable to the Trans-ferred Interest in accordance with Section 2.5 or 2.6, as applicable. The Net Investment shall be reduced by the amount of such payment actually received by the Company.

                              (c)  Any payment by an Obligor in respect
               of any indebtedness owed by it to the Transferor shall, except as otherwise specified by such Obligor or other-wise required by contract or law and unless otherwise in-structed by the Company, be applied as a Collection of any Receivable of such Obligor included in the Trans-ferred Interest (starting with the oldest such Receiv-able) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

                         SECTION 2.10. Payments and Computations, Etc. All amounts to be paid or deposited by the Transferor or the Collection Agent hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in immedi-ately available funds; if such amounts are payable to the Company they shall be paid or deposited in the account indicated in Section 9.3 hereof, until otherwise notified by the Company. The Transferor shall, to the extent permitted by law, pay to the Company upon demand, inter-est on all amounts not paid or deposited when due to the Company hereunder at a rate equal to 2% per annum plus the Base Rate. All computations of discount, interest and all per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations of amounts payable by the Transferor hereunder to the Company, the Liquidity Provider or the Credit Support Provider shall be binding absent manifest error.

                         SECTION 2.11. Reports. (a) On each Wednesday of each calendar week (or if such day is not a Business Day, the next succeeding Business Day), the Collection Agent shall prepare and forward to the Administrative Agent a Weekly Report certifying as to the calculation of the Net Receivables Balance and the Percentage Factor each as of the close of business on the immediately pre-ceding Business Day. No Weekly Report shall be required to be delivered during any calendar week pursuant to the preceding sentence if (i) a Weekly Report has been previ-ously delivered by the Transferor pursuant to Section 3.2 during such calendar week or (ii) the Transferor has requested a Transfer and pursuant to Section 3.2 hereof in connection with such Transfer a Weekly Report will be required to be delivered by the Transferor during such calendar week.

                              (b)  Prior to the fifteenth (15th) day of
               each month, the Collection Agent shall prepare and for-ward to the Company and the Administrative Agent (i) an Investor Report as of the end of the last day of the immediately preceding Fiscal Month, (ii) if requested by the Company or the Administrative Agent, a listing by Obligor of all Receivables together with an aging of such Receivables and (iii) such other information as the Company or the Administrative Agent may reasonably re-quest.

                         SECTION 2.12. Collection Account. There shall be established on the day of the initial Incremental Transfer hereunder and maintained, for the benefit of the Company, with the Collateral Agent, a segregated account (the "Collection Account"), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Company. The Collection Agent shall remit daily within two Business Days of receipt to the Collection Account all Collections received with respect to any Receivables which are allocable to the Company pursuant to Section 2.5(i) and Section 2.6; provided, however, the Collection Agent shall be permitted to make payments to the Company on the last day of each Tranche Period instead of depositing funds into the Collection Account on a daily basis for so long as, and only for so long as no Collection Agent default and no other Termina-tion Event has occurred hereunder. Funds on deposit in the Collection Account (other than investment earnings) shall be invested by the Collateral Agent in Eligible Investments that will mature so that such funds will be available prior to the last day of each successive Tranche Period following such investment. On the last day of each calendar month, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be retained in the Collection Account and be available to make any payments required to be made hereunder (including Dis-count) to the Company. On the date on which the Net Investment is zero and all amounts payable hereunder have been paid to the Company, any funds remaining on deposit in the Collection Account shall be paid to the Transfer-or.
                      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                      ARTICLE III

                             REPRESENTATIONS AND WARRANTIES

                         SECTION 3.1. Representations and Warranties of the Transferor. The Transferor represents and warrants to the Company that:

                              (a)  Corporate Existence and Power.  The
               Transferor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now con-ducted.

                              (b)  Corporate and Governmental Autho-
               rization; Contravention. The execution, delivery and performance by the Transferor of this Agreement, the Purchase Agreement, the Fee Letter, the Company Certifi-cate and the Transfer Certificate are within the Transfe-ror's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by Section 2.8), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation or Bylaws of the Transferor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Transferor or result in the creation or imposition of any lien on assets of the Transferor or any of its Subsidiaries (except as contemplated by Section 2.8).

                              (c)  Binding Effect.  Each of this Agree-
               ment, the Purchase Agreement, the Fee Letter and the Company Certificate constitutes and the Transfer Certifi-cate upon payment by the Company of the Transfer Price set forth therein will constitute the legal, valid and binding obligation of the Transferor, enforceable in accordance with its terms, subject to applicable bank-ruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors.

                              (d)  Perfection.  Immediately preceding
               each Transfer hereunder, the Transferor shall be the owner of all of the Receivables, free and clear of all liens, encumbrances, security interests, preferences or other security arrangement of any kind or nature whatso-ever. On or prior to each Transfer and each recomputat-ion of the Transferred Interest, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Transferred Interest against all creditors of and purchasers from the Trans-feror, LADD and any Designated Subsidiary will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

                              (e)  Accuracy of Information.  All infor-
               mation heretofore furnished by the Transferor (including without limitation, the Investor Reports, the Weekly Reports and the Transferor's financial statements) to the Company or the Administrative Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereaf-ter furnished by the Transferor to the Company or the Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

                              (f)  Taxes.  The Transferor and its Sub-
               sidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Transferor or any of its Subsidiaries except to the extent that failure to file or pay would not have a material adverse effect on the consolidated financial condition of the Transferor or the Company's interest in the Receivables and except for any tax which is being contested in good faith and by proper proceed-ings and against which adequate reserves are being main-tained. The charges, accruals and reserves on the books of the Transferor and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Transferor, adequate.

                              (g)  Action, Suits.  Except as set forth
               in Exhibit H, there are no actions, suits or proceedings pending, or to the knowledge of the Transferor threat-ened, against or affecting the Transferor or any Affili-ate of the Transferor or their respective properties, in or before any court, arbitrator or other body, which may materially adversely affect the financial condition of the Transferor and its Subsidiaries taken as a whole or materially adversely affect the ability of Transferor to perform its obligations under this Agreement.

                              (h)  Use of Proceeds.  No proceeds of any
               Transfer will be used by the Transferor to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

                              (i)  Place of Business.  The chief place
               of business and chief executive office of the Transferor are located at the address of the Transferor indicated in
               Section 9.3 hereof and the offices where the Transferor keeps all its Records, are located at the address(es) described on Exhibit I or such other locations notified to the Company in accordance with Section 2.8 in juris-dictions where all action required by Section 2.8 has been taken and completed.

                              (j)  Good Title.  Upon each Transfer and
               each recomputation of the Transferred Interest, the Company shall acquire a valid and perfected first priori-ty undivided percentage ownership interest to the extent of the Transferred Interest or a first priority perfected security interest in each Receivable that exists on the date of such Transfer and recomputation and in the Relat-ed Security and Collections with respect thereto free and clear of any Adverse Claim.

                              (k)  Tradenames, Etc.  As of the date
               hereof: (i) the Transferor's chief executive office is located at the address for notices set forth in Section
               9.3 hereof; (ii) the Transferor has only the subsidiaries and divisions listed on Exhibit J hereto; and (iii) the Transferor has, within the last five (5) years, operated only under the tradenames identified in Exhibit J hereto, and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except as disclosed in Exhibit J hereto.

                              (l)  Nature of Receivables.  Each Receiv-
               able included in the Net Receivable Balance is an Eligi-ble Receivable and as "eligible asset" as defined in Rule 3a-7 under the Investment Company Act, of 1940, as amend-ed.

                              (m)  Coverage Requirement; Amount of
               Receivables. The Percentage Factor does not exceed the Maximum Percentage Factor.

                              (n)  Credit and Collection Policy.  Since
               January 13, 1994, there have been no material changes in the Credit and Collection Policy; since such date, no material adverse change has occurred in the overall rate of collection of the Receivables.

                              (o)  Collections and Servicing.  Since
               December 31, 1994, there has been no material adverse change in the ability of the Transferor to service and collect the Receivables.

                              (p)  No Termination Event.  No event has
               occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termina-tion Event.

                              (q)  Not an Investment Company.  The
               Transferor is not an "investment company" within the meaning of the Investment Company Act of 1940, as amend-ed, or is exempt from all provisions of such Act.

                              (r)  ERISA.  The Transferor is in compli-
               ance in all material respects with ERISA and no ERISA lien on any of the Receivables shall exist.

                              (s)  Lock-Box Accounts.  The names and ad-
               dresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit C hereto (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Collateral Agent and for which Lock-Box Agreements have been executed in accordance with Section 2.8(b) and delivered to the Collection Agent).

                         Any document, instrument, certificate or notice
               delivered to the Company hereunder shall be deemed a representation and warranty by the Transferor.

                         SECTION 3.2. Reaffirmation of Representations and Warranties by the Transferor. On each day that a Transfer is made hereunder, the Transferor, by accepting the proceeds of such Transfer, whether delivered to the Transferor pursuant to Section 2.2(a) or Section 2.5, shall be deemed to have certified that all representa-tions and warranties described in Section 3.1 are correct on and as of such day as though made on and as of such day. Each Incremental Transfer shall be subject to the further condition precedent that by 4:30 p.m. (New York City time) on the Business Day prior to the date of such Incremental Transfer, the Collection Agent shall have delivered to the Administrative Agent a completed Weekly Report dated as of the second Business Day prior to the date of such Incremental Transfer (which report may be preliminary to the extent that data and or computations set forth therein are dependent upon final determination of applicable Tranche Rates and the Net Investment allo-cable to Tranches to be associated with such Incremental Transfer, provided, that a final completed Weekly Report is delivered to the Administrative Agent by 4:00 p.m. (New York City time) on the date of such Incremental Transfer), together with a listing of all Receivables by Obligor, if requested, and such additional information as may be reasonably requested by the Administrative Agent; and the Transferor shall be deemed to have represented and warranted that such conditions precedent have been satisfied.

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                                43

                                       ARTICLE IV

                                  CONDITIONS PRECEDENT

                         SECTION 4.1. Conditions to Effectiveness. The Transferor shall deliver to the Company, prior to this Agreement becoming effective, the following documents, instruments and fees all of which shall be in a form and substance acceptable to the Company:

                              (a)  A copy of the Resolutions of the
               Board of Directors of the Transferor certified by its Secretary approving the Agreement and the other documents to be delivered by the Transferor hereunder.

                              (b)  A copy of the Resolutions of the
               Boards of Directors of LADD and each Designated Subsid-iary certified by its Secretary approving the Purchase Agreement, the Designated Subsidiaries Receivables Pur-chase Agreement, and the other documents to be delivered by LADD and such Designated Subsidiary hereunder.

                              (c)  The Articles of Incorporation of the
               Transferor certified by the Secretary of State or other similar official of the Transferor's jurisdiction of incorporation.

                              (d)  The Articles of Incorporation of LADD
               and each Designated Subsidiary certified by the Secretary of State or other similar official of each such Designat-ed Subsidiary's jurisdiction of incorporation.

                              (e)  A Good Standing Certificate for the
               Transferor issued by the Secretary of State or a similar official of the Transferor's jurisdiction of incorpora-tion and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction when such qualifi-cation is material to the transactions contemplated by this Agreement.

                              (f)  A Good Standing Certificate for LADD
               and each Designated Subsidiary issued by the Secretary of State or a similar official of each such Designated Subsidiary's jurisdiction of incorporation and certifi-cates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction when such qualification is material to the transactions contemplated by this Agreement, the Pur-chase Agreement or the Designated Subsidiaries Receiv-ables Purchase Agreement.

                              (g)  Copies of proper financing statements
               (Form UCC-1), dated a date reasonably near to the date of the execution of the initial Incremental Transfer naming
               (i) LADD as the debtor in favor of the Transferor as secured party with the Company as assignee and (ii) each Designated Subsidiary as debtor in favor of LADD as secured party with the Transferor as assignee or other similar instruments as may be necessary or in the opinion of the Company desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Trans-feror's ownership interest in all Receivables.

                              (h)  Copies of proper financing statements
               (Form UCC-3), if any, necessary to terminate all security interests and other rights of any person in Receivables previously granted by the Transferor, LADD or any Desig-nated Subsidiary.

                              (i)  Certified copies of request for
               information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Company) dated a date reasonably near the date of the date of the initial Incremental Transfer listing all effective fi-nancing statements which name LADD or any Designated Sub-sidiary (under its present name and any previous name) as debtor and which are filed in jurisdictions in which the filings were made pursuant to item (i) above together with copies of such financing statements (none of which shall cover any Receivables or Contracts).

                              (j)  Copies of proper financing statements
               (Form UCC-1), dated a date reasonably near to the date of the initial Incremental Transfer naming the Transferor as the debtor in favor of the Company and showing the Col-lateral Agent as assignee of the secured party or other similar instruments or documents as may be necessary or in the reasonable opinion of the Company desirable under the UCC of all appropriate jurisdictions or any compara-ble law to perfect the Company's ownership interest in all Receivables.

                              (k)  Copies of proper financing statements
               (Form UCC-3), if any, necessary to terminate all security interests and other rights of any person in Receivables previously granted by Transferor, LADD or any Designated Subsidiary.

                              (l)  Certified copies of request for
               information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Company) dated a date reasonably near the date of the initial Incremental Transfer listing all effective financing statements which name the Transferor (under its present name and any previous name) as debtor and which are filed in jurisdictions in which the filings were made pursuant to item (l) above together with copies of such financing statements (none of which shall cover any Receivables or Contracts).

                              (m)  Executed copies of the Lock-Box
               Agreements.

                              (n)  An opinion of Petree Stockton, L.L.-
               P., special counsel to the Designated Subsidiaries, covering the matters set forth in Exhibit K-1 hereto.

                              (o)  An opinion of Petree Stockton, L.L.-
               P., special counsel to LADD and the Transferor, covering the matters set forth in Exhibit K-2 hereto.

                              (p)  An opinion of Petree Stockton, L.L.-
               P., special counsel to the Transferor, covering certain bankruptcy matters, in form and substance acceptable to the Company and its counsel.

                              (q)  A certificate of the Transferor in
               substantially the form of Exhibit L hereto executed by the Secretary or Assistant Secretary of the Transferor.

                              (r)  A certificate of LADD and each Desig-
               nated Subsidiary in substantially the form of Exhibit L hereto executed by the Secretary or Assistant Secretary of each LADD and each such Designated Subsidiary.

                              (s)  A computer tape setting forth all
               Receivables and the Outstanding Balances as of the close of business on the second Business Day prior to the

               Effective Date and such other information as the Company may reasonably request.

                              (t)  An executed copy of the Fee Letter.

                              (u)  The Transfer Certificate, duly exe-
               cuted by the Transferor.

                              (v)  The Company Certificate, duly execut-
               ed by the Transferor and appropriately completed.

                              (w)  The Arrangement Fee in accordance
               with Section 2.7(b).

                              (x)  An Investor Report for the Fiscal
               Month ended February 25, 1995 and a Weekly Report as at the close of business on the second Business Day prior to the Effective Date.

                              (y)  A certification by the Transferor,
               dated the day of the initial Transfer hereunder, wherein the Transferor shall represent and warrant as to the aggregate Outstanding Balance of the Receivables and as to the Net Receivables Balance each as of the close of business on the second Business Day prior to the date of such initial transfer and that the closing documents delivered hereunder prior to such date are still true, correct and complete.

                              (z)  Such other documents as the Company
               shall reasonably request.

                         In addition, it shall be a condition precedent
               to the effectiveness of this Agreement that all outstand-ing Tranches existing under that certain Transfer and Administration Agreement dated as of January 28, 1994 among LADD, the Company, Clayton-Marcus Company, Inc., Barclay Furniture Co., LADD Transportation, Inc., and Pilliod Furniture, Inc., as amended and modified from time to time, shall have terminated .

                         In the event that the Effective Date shall not
               have occurred on or prior to April 17, 1995, the Company shall have the right to request up-to-date documentation in respect of clauses (a), (b), (c), (d), (e), (f), (n),
               (o), (p), (q), and (r) above.

                         SECTION 4.2. Post Closing Condition. Within 15 days of the Closing Date, the Transferor shall deliver to the Administrative Agent a good faith calculation of the costs (including penalties, if applicable) applicable under present Arizona law necessary to be paid by LADD in the event that LADD were to apply, in the future, for qualification as a foreign corporation authorized to con-duct business in Arizona, assuming for the purpose of such calculations, that LADD should have been, but was not, so qualified as of the Closing Date. After receipt by the Administrative Agent of such calculation, the Administrative Agent shall have the right, to be exer-cised in its reasonable discretion, to require that within 30 days of such request, the Transferor deliver to the Administrative Agent either (A) a certificate of qualification of LADD as a foreign corporation issued by the Secretary of State or other similar official of Arizona or (B) a legal opinion, reasonably acceptable to the Administrative Agent, of counsel admitted to practice in such state substantially to the effect that such qualification is not required.


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                             48

                                       ARTICLE V

                                       COVENANTS

                         SECTION 5.1. Affirmative Covenants of Trans-feror and the Collection Agent. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment shall be equal to zero and the Aggregate Unpaids have been paid in full, unless the Company shall otherwise consent in writing:

                              (a)  Financial Reporting.  The Transferor
               will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and fur-nish to the Administrative Agent:

                                   (i)  Annual Reporting.  Within
                    ninety (90) days after the close of each of LADD's fiscal years, audited financial state-ments, prepared in accordance with generally accepted accounting principles on a consolidat-ed and consolidating basis (consolidating st-atements need not be audited by such accoun-tants) for LADD and its Subsidiaries, including balance sheets as of the end of such period, related statements of operations, shareholder's equity and cash flows (consolidating statements of shareholder's equity and cash flows need not be delivered), accompanied by an unqualified audit report signed by independent certified public accountants, acceptable to the Adminis-trative Agent, prepared in accordance with gen-erally accepted auditing standards and any man-agement letter prepared by said accountants and a letter of said accountants that, in the course of the foregoing, they have obtained no knowledge of any Termination Event or Potential Termination Event, or if, in the opinion of such accountants, any Termination Event or Potential Termination Event shall exist, stat-ing the nature and status thereof.

                                  (ii)  Quarterly Reporting.  With-
                    in forty-five (45) days after the close of the first three quarterly periods of each of LADD's fiscal years, for LADD and its Subsidiaries, consolidated and consolidating unaudited bal-ance sheets as at the close of each such period and consolidated and consolidating related statements of operations, shareholder's equity and cash flows for the period from the begin-ning of such fiscal year to the end of such quarter, all certified by its chief financial officer (consolidating statements of sharehold-er's equity and cash flows need not be deliv-
                    ered).

                                 (iii)  Compliance Certificate.
                    Together with the financial statements required hereunder, a compliance certificate signed by its chief financial officer stating that no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof and showing the com-putation of the Debt Service Coverage Ratio.

                                  (iv)  Shareholders Statements and
                    Reports. Promptly upon the furnishing thereof to the shareholders of LADD, copies of all fi-nancial statements, reports and proxy state-ments so furnished.

                                   (v)  S.E.C. Filings.  Promptly
                    upon the filing thereof, copies of all regis-tration statements and annual, quarterly, mont-hly or other regular reports which LADD or any subsidiary files with the Securities and Ex-change Commission, except that such statements and reports may be delivered without exhibits until and unless otherwise instructed.

                                  (vi)  Notice of Termination
                    Events or Potential Termination Events. As soon as possible and in any event within two
                    (2) days after the occurrence of each Termi-nation Event or each Potential Termination Event, a statement of the chief financial offi-cer or chief accounting officer of the Trans-feror setting forth details of such Termination Event or Potential Termination Event and the action which the Transferor proposes to take with respect thereto.

                                 (vii)  Change in Credit and Col-
                    lection Policy and Debt Ratings.  Within ten
                    (10) days after the date any material change in or amendment to the Credit and Collection Poli-cy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment.

                                (viii)  Credit and Collection Poli-
                    cy. Upon request of the Administrative Agent, a complete copy of the Credit and Collection
                    Policy then in effect.

                                  (ix)  Other Information.  Such
                    other information (including non-financial in-formation) as the Administrative Agent may from time to time reasonably request.

                              (b)  Conduct of Business.  The Transferor
               will, and the Collection Agent will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

                              (c)  Compliance with Laws.  The Transferor
               will, and the Collection Agent will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be sub-ject.

                              (d)  Furnishing of Information and Inspec-
               tion of Records. The Transferor and the Collection Agent will furnish to the Company from time to time such infor-mation with respect to the Receivables as the Company may reasonably request, including, without limitation, list-ings identifying the Obligor and the Outstanding Balance for each Receivable. The Transferor and the Collection Agent will at any time and from time to time during regu-lar business hours permit the Company, or its agents or representatives upon three Business Days notice, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of the Transferor or the Collection Agent's for the purpose of examining such Records, and to discuss matters relating to Receivables or the Transferor's or the Collection Agent's performance hereunder with any of the officers, directors, employees or independent public accountants of the Transferor or the Collection Agent's having knowledge of such matters.

                              (e)  Keeping of Records and Books of
               Account. The Transferor and the Collection Agent will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other infor-mation reasonably necessary or advisable for the collec-tion of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjust-ments to each existing Receivable). The Transferor and the Collection Agent will give the Company notice of any material change in the administrative and operating procedures referred to in the previous sentence.

                              (f)  Performance and Compliance with
               Receivables and Contracts. The Transferor will at its expense timely and fully perform and comply with all material provisions, covenants and other promises re-quired to be observed by it under the Contracts related to the Receivables.

                              (g)  Credit and Collection Policies.  The
               Transferor and the Collection Agent will comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

                              (h)  Collections.  The Transferor and the
               Collection Agent shall instruct all Obligors to cause all Collections to be deposited directly to a Lock-Box Ac-count. The Transferor may, however, in connection with Obligors which would otherwise be over their credit limit if goods were shipped prior to payment, direct Obligors to make payments directly to the Collection Agent which shall deposit such Collections in a Lock-Box Account pursuant to Section 5.1(i) below.

                              (i)  Collections Received.  The Transferor
               and the Collection Agent shall hold in trust, and depos-it, immediately, but in any event not later than two Business Days of its receipt thereof, to a Lock-Box Account all Collections received from time to time by the Transferor or the Collection Agent (including without limitation, in the case of the Transferor, all Collec-tions deemed to have been received by the Transferor under Section 2.9(a)).

                              (j)  Sale Treatment.  The Transferor shall
               report the transactions contemplated by the Agreement on its financial statements as a sale of the Transferred Interest to the Company.

                              (k)  Separate Business.  The Transferor
               shall at all times (a) to the extent the Transferor's office is located in the offices of LADD or any Affiliate of LADD, pay fair market rent for its executive office space located in the offices of LADD or any Affiliate of LADD, (b) maintain the Transferor's books, financial statements, accounting records and other corporate docu-ments and records separate from those of LADD or any other entity, (c) not commingle the Transferor's assets with those of LADD or any other entity, (d) act solely in its corporate name and through its own authorized offi-cers and agents, (e) make investments directly or by brokers engaged and paid by the Transferor or its agents (provided that if any such agent is an Affiliate of the Transferor it shall be compensated at a fair market rate for its services), (f) separately manage the Transferor's liabilities from those of LADD or any Affiliates of LADD and pay its own liabilities, including all administrative expenses, from its own separate assets, except that LADD may pay the organizational expenses of the Transferor, and (g) pay from the Transferor's assets all obligations and indebtedness of any kind incurred by the Transferor. The Transferor shall abide by all corporate formalities, including the maintenance of current minute books, and the Transferor shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate exis-tence of the Transferor and its assets and liabilities. The Transferor shall (i) pay all its liabilities, (ii) not assume the liabilities of LADD or any Affiliate of LADD and (iii) not guarantee the liabilities of LADD or any Affiliates of LADD. The officers and directors of the Transferor (as appropriate) shall make decisions with respect to the business and daily operations of the Transferor independent of and not dictated by any con-trolling entity. The Transferor shall not engage in any business not permitted by its Certificate of Incorpora-tion as in effect on the Closing Date.

                              (l)  Corporate Documents.  The Transferor
               shall only amend, alter, change or repeal Articles III, IV, XV or XVI of its Certificate of Incorporation with the prior written consent of the Administrative Agent.

                         SECTION 5.2. Negative Covenants of Transferor and the Collection Agent. During the term of this Agree-ment, unless the Company shall otherwise consent in writing:

                              (a)  No Sales, Liens, Etc.  Except as
               otherwise provided herein, neither the Transferor nor the Collection Agent will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to, any invento-ry or goods, the sale of which may give rise to a Receiv-able or any Receivable or related Contract, or upon or with respect to any account which concentrates in a Lock-Box Bank to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof.

                              (b)  No Extension or Amendment of Receiv-
               ables. Except as otherwise permitted in Section 6.2, neither the Transferor nor the Collection Agent will ex-tend, amend or otherwise modify the terms of any Receiv-able, or amend, modify or waive any term or condition of any Contract related thereto.

                              (c)  No Change in Business or Credit and
               Collection Policy. Neither the Transferor, nor the Col-lection Agent will make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectib-ility of any Receivable.

                              (d)  No Mergers, Etc.  Neither the Trans-
               feror nor the Collection Agent will (i) consolidate or merge with or into any other Person, or (ii) sell, lease or transfer all or substantially all of its assets to any other person; provided, however, that the Collection Agent may consolidate or merge with a Person if the Collection Agent shall be the surviving entity and such merger or consolidation does not cause a Termination Event or Potential Termination Event.

                              (e)  Change in Payment Instructions to
               Obligors. Neither the Transferor nor the Collection Agent will add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Exhibit C hereto or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Ac-count or (ii) the Administrative Agent shall have re-ceived written notice of such addition, termination or change at least 30 days prior thereto and the Administra-tive Agent shall have received a Lock-Box Agreement exe-cuted by each new Lock-Box Bank or an existing Lock-Box Bank with respect to each new Lock-Box Account, as appli-cable.

                              (f)  Deposits to Lock-Box Accounts.
               Neither the Transferor nor the Collection Agent will deposit or otherwise credit, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables.

                              (g)  Change of Name, Etc.  Neither the
               Transferor nor the Collection Agent will change its name, identity or structure or its chief executive office, unless at least 10 days prior to the effective date of any such change the Transferor and/or Collection Agent delivers to the Collateral Agent (i) executed UCC financ-ing statements necessary to reflect such change and to continue the perfection of the Company's ownership inter-ests or security interests in the Receivables and (ii) new or revised Lock-Box Agreements executed by the Lock-Box Banks which reflect such change and which enable the Collateral Agent to exercise its rights contained in
               Section 2.8.

                              (h)  Amendment to Purchase Agreement.  The
               Transferor will not amend, modify, or supplement the

               Purchase Agreement, except with the prior written consent of the Company; nor shall the Transferor take any other action under the Purchase Agreement that shall have a material adverse affect on the Company.

                              (i)  Other Debt.  Except as provided for
               herein, the Transferor will not create, incur, assume or suffer to exist any indebtedness whether current or funded, or any other liability other than (i) indebted-ness of the Transferor representing fees, expenses and indemnities arising hereunder or under the Purchase Agreement or otherwise owing to LADD (or to LFI Capital Management, Inc. as assignee of any note made by the Transferor in favor of LADD in partial payment for the purchase price of the Receivables under the Purchase Agreement and assigned to LFI Capital Management, Inc.), the Company or the Administrative Agent, and (ii) indebt-edness for services supplied or furnished to the Trans-feror (including reasonable accountants' and attorneys' fees); provided, that the aggregate amount of the indebt-edness or liabilities described in this subpart (ii) shall not exceed $4,750 at any one time outstanding.

                                       ARTICLE VI

                             ADMINISTRATION AND COLLECTIONS

                         SECTION 6.1. Appointment of Collection Agent. The servicing, administering and collection of the Re-ceivables shall be conducted by such Person (the "Collec-tion Agent") so designated from time to time in accor-dance with this Section 6.1. Until the Company gives notice to LADD of the designation of a new Collection Agent, LADD is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Company may, upon the occurrence of any Termination Event designate as Collection Agent any Person (including itself) to succeed LADD or any successor Collection Agent, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. Upon the occurrence of a Potential Termination Event or a Termina-tion Event, the Company may notify any Obligor of the Transferred Interest.

                         SECTION 6.2. Duties of Collection Agent. (a) The Collection Agent shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, and with the care and diligence which the Collection Agent employs in servicing similar receivables for its own account, in accordance with the Credit and Collection Policy. Each of the Transferor and the Company hereby appoints as its agent the Collection Agent, from time to time designated pursuant to Section 6.1, to enforce its respective rights and interests in and under the Receivables, the Related Security and the Contracts. The Collection Agent shall set aside for the account of the Transferor and the Company their respective allocable shares of the Collec-tions of Receivables in accordance with Sections 2.5 and
               2.6. The Collection Agent shall segregate and deposit to the Company's account the Company's allocable share of Collections of Receivables when required pursuant to
               Article II hereof. So long as no Termination Event shall have occurred and be continuing, the Transferor may, in accordance with the Credit and Collection Policy, extend the maturity of Receivables, but not beyond sixty (60) days, and extend the maturity or adjust the Outstanding

               Balance as the Transferor may determine to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or a De-faulted Receivable. The Transferor shall deliver to the Collection Agent and the Collection Agent shall hold in trust for the Transferor and the Company in accordance with their respective interests, all Records which evi-dence or relate to Receivables or Related Security. Notwithstanding anything to the contrary contained here-in, from and after the occurrence of a Termination Event or a Potential Termination Event the Company shall have the absolute and unlimited right to direct the Collection Agent (whether the Collection Agent is the Transferor or any other Person) to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Related Security.

                              (b)  The Collection Agent shall hold for
               the benefit of the Transferor Collections received minus the Percentage Factor of such Collections. On the last day of each Tranche Period, the Collection Agent shall deduct from such Collections and pay to the Company in reduction of the Net Investment any amounts due under
               Section 2.9 hereof and unpaid from the Transferor or any Designated Subsidiary and turn the remainder of such Collections over to the Transferor. In addition, the Collection Agent shall, as soon as practicable following receipt thereof, turn over to the Transferor any collec-tions of any indebtedness of any Obligor which is not a Receivable. If the Transferor or LADD is not the Collec-tion Agent, the Collection Agent, by giving three Busi-ness Days' prior written notice to the Company, may revise the percentage used to calculate the Servicing Fee so long as the revised percentage will not result in a Servicing Fee that exceeds 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Collection Agent incurred in connection with the perfor-mance of its obligations hereunder as documented to the reasonable satisfaction of the Company. The Collection Agent, if other than the Transferor, shall as soon as practicable upon demand, deliver to the Transferor all Records in its possession which evidence or relate to indebtedness of an Obligor which is not a Receivable.

                              (c)  On or before 90 days after the end of
               each fiscal year of the Collection Agent, beginning with the fiscal year ending December 31, 1994, the Collection Agent shall cause a firm of independent public accoun-tants (who may also render other services to the Collec-tion Agent or the Transferor) to furnish a report to the Administrative Agent to the effect that they have com-pared the information contained in the Investor Reports delivered during such fiscal year with the information contained in the Contracts and the Collection Agent's re-cords and computer systems for such period, and that, on the basis of the agreed upon procedures set forth in Exhibit O and such comparison, such firm will issue an agreed upon procedures report to the Collection Agent stating that such accountants have performed the proce-dures outlined on Exhibit O hereto and stating the re-sults thereof.

                              (d)  Notwithstanding anything to the
               contrary contained in this Article VI, the Collection Agent, if not the Transferor or an Affiliate thereof, shall have no obligation to collect, enforce or take any other action described in this Article VI with respect to any Receivable that is not included in the Transferred Interest other than to deliver to the Transferor the Collections and documents with respect to any such Re-ceivable as described in Section 6.2(b).

                         SECTION 6.3. Rights After Designation of New Collection Agent. At any time following the designation of a Collection Agent (other than the Transferor or LADD) pursuant to Section 6.1:

                                   (i)  The Company may direct that
                    payment of all amounts payable under any Re-ceivable be made directly to the Company or its designee.

                                  (ii)  The Transferor shall, at
                    the Company's request and at the Transferor's expense, give notice of the Company's ownership of Receivables to each Obligor and direct that payments be made directly to the Company or its designee.

                                 (iii)  The Transferor and LADD
                    shall, at the Company's request, (A) assemble all of the Records, and shall make the same available to the Company at a place selected by the Company or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collec-tions of Receivables in a manner acceptable to the Company and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Company or its designee.

                                  (iv)  The Transferor hereby au-
                    thorizes the Company to take any and all steps in the Transferor's name and on behalf of the Transferor necessary or desirable, in the de-termination of the Company, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Transferor's or any Designated Subsidiary's name on checks and other instruments represent-ing Collections and enforcing such Receivables and the related Contracts.

                         SECTION 6.4. Responsibilities of the Transfer-or. Anything herein to the contrary notwithstanding, the Transferor shall (i) exercise its rights under the Pur-chase Agreement to cause LADD and each Designated Subsid-iary to perform all of its obligations under the Con-tracts related to the Receivables to the same extent as if interests in such Receivables had not been sold here-under, under the Purchase Agreement or under the Desig-nated Subsidiaries Receivables Purchase Agreement and the exercise by the Company of its rights hereunder shall not relieve the Transferor from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction. The Company shall not have any obligation or liability with respect to any Receivable or related Contracts, nor shall it be obligat-ed to perform any of the obligations of the Transferor, LADD or any Designated Subsidiary thereunder.

                                      ARTICLE VII

                                   TERMINATION EVENTS

                         SECTION 7.1. Termination Events. The occur-rence of any one or more of the following events shall constitute a Termination Event:

                              (a)  (i)  the Collection Agent shall fail
               to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 7.1(a)) and such failure shall remain unrem-edied for ten (10) days, or (ii) either the Collection Agent or the Transferor shall fail to make any payment or deposit to be made by it hereunder when due or the Col-lection Agent shall fail to observe or perform any term, covenant or agreement on the Collection Agent's part to be performed under Section 2.8(b) hereof; or

                              (b)  any representation, warranty, certif-
               ication or statement made by the Transferor in this Agreement or in any other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made; or

                              (c)  the Transferor shall default in the
               observance or performance of the terms, covenants, condi-tions or agreements on the Transferor's part (i) to be performed or observed under Sections 5.1(a)(vi), 5.1(b), 5.1(g), 5.1(h), 5.1(i), 5.1(k), 5.1(l), 5.2(a), 5.2(c),
               5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h) or 5.2(i) or (ii)
               to be performed or observed under Sections 5.1(a)(i), 5.1(a)(ii), 5.1(a)(iii), 5.1(a)(iv), 5.1(a)(v) or 5.1(a)-
               (ix) and such default in the case of this clause (ii) shall remain unremedied for a period of fifteen (15) days after the earlier of (A) notice thereof shall have been given to the Transferor by the Company or the Administra-tive Agent and (B) the date on which the Transferor knew or should have known in the exercise of reasonable care of the default, or (iii) to be performed or observed under any other provision hereof and such default in the case of this clause (iii) shall remain unremedied for a period of ten (10) days after the earlier of (A) notice thereof shall have been given to the Transferor by the Company or the Administrative Agent and (B) the date on which the Transferor knew or should have known in the exercise of reasonable care of the default; or

                              (d)  any Indebtedness of the Transferor,
               LADD or any of its Subsidiaries greater than $1,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

                              (e)  any Event of Bankruptcy shall occur
               with respect to the Transferor, LADD, the Collection Agent or any Designated Subsidiary or any Material Sub-sidiary of either the Transferor or the LADD; or

                              (f)  the Company shall, for any reason,
               fail to have a valid and perfected first priority securi-ty interest in the Receivables; or

                              (g)  the Transferor shall enter into any
               transaction or merger whereby it is not the surviving entity; or

                              (h)  there shall have occurred any event
               which materially affects the Transferor's ability to either collect the Receivables or to perform under this Agreement or under the Purchase Agreement; or

                              (i)  the Liquidity Provider or the Credit
               Support Provider shall have given notice that an event of default has occurred and is continuing under its agree-ments with the Company; or

                              (j)  the Commercial Paper issued by the
               Company shall not be rated at least "A-2" by Standard & Poor's and at least "P-2" by Moody's, unless such down-grading is the result of the Credit Support Provider being downgraded; or

                              (k)  the Percentage Factor exceeds the
               Maximum Percentage Factor unless the Transferor reduces the Net Investment on the next day, bringing the Percent-age Factor to less than or equal to 95% or the Percentage Factor equals or exceeds 100% at any time; or

                              (l)  the Dilution Ratio for any Fiscal
               Month exceeds 10.0%; or

                              (m)  the Loss to Liquidation Ratio aver-
               aged for any three (3) consecutive Fiscal Months exceeds
               1.5%;

                              (n)  the Delinquency Ratio averaged for
               any two (2) consecutive Fiscal Months exceeds 11.0%; or

                              (o)  the Purchase Agreement shall be
               terminated or the Transferor or LADD shall default in any material respect in the performance of its obligations thereunder; or

                              (p)  the Designated Subsidiaries Receiv-
               ables Purchase Agreement shall be terminated or LADD or any Designated Subsidiary shall default in any material respect in the performance of its obligations thereunder.

                         SECTION 7.2. Termination. (a) If a Termina-tion Event occurs, the Company may, by notice to the Transferor, declare all outstanding Tranche Periods to be ended and designate the Base Rate plus 2% to be applica-ble to the Net Investment.

                              (b)  In addition, if any Termination Event
               occurs the Company and the Collateral Agent shall have all of the rights and remedies provided to a secured creditor or a purchaser of accounts under the UCC by applicable law in respect thereto.

                                      ARTICLE VIII

                       INDEMNIFICATION; EXPENSES; RELATED MATTERS

                         SECTION 8.1.  Indemnities by the Transferor.
               Without limiting any other rights which the Company may have hereunder or under applicable law, the Transferor hereby agrees to indemnify the Company, the Liquidity Provider and the Credit Support Provider and any per-mitted assigns and their respective officers, directors and employees (collectively, "Indemnified Parties") from and against any and all damages, losses, claims, liabili-ties, costs and expenses, including reasonable attorneys' fees (which such attorneys may be employees of the Li-quidity Provider, the Credit Support Provider or the Company) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") award-ed against or incurred by any of them arising out of or as a result of a breach of any representation or warranty or covenant made by Transferor of this Agreement or the ownership, either directly or indirectly, by the Company of the Transferred Interest excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of an Indem-nified Party or (ii) recourse (except as otherwise spe-cifically provided in this Agreement) for uncollectible Receivables. Without limiting the generality of the foregoing, the Transferor shall indemnify each Indemni-fied Party for Indemnified Amounts relating to or result-ing from:

                                   (i)  reliance on any represen-
                    tation or warranty made by the Transferor, LADD, or any Designated Subsidiary (or any officers of any of them) under or in connection with this Agreement, the Purchase Agreement, the Designated Subsidiaries Receivables Pur-chase Agreement, any Investor Report or any other information or report delivered by the Transferor, LADD, or a Designated Subsidiary pursuant hereto or pursuant to the Purchase Agreement or the Designated Subsidiaries Re-ceivables Purchase Agreement, which shall have been false or incorrect in any material respect when made or deemed made;

                                  (ii)  the failure by the Trans-
                    feror, LADD, or any Designated Subsidiary to comply with any applicable law, rule or regula-tion with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

                                 (iii)  the failure to vest and
                    maintain vested in the Company an undivided percentage ownership interest, to the extent of the Transferred Interest, in the Receivables free and clear of any Adverse Claim;

                                  (iv)  the failure to file, or any
                    delay in filing, financing statements, continu-ation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with re-spect to any Receivable;

                                   (v)  any dispute, claim, offset
                    or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being legal, valid and binding obligation of such Obligor enforceable against it in accor-dance with its terms), or any other claim re-sulting from the sale of merchandise or ser-vices related to such Receivable or the fur-nishing or failure to furnish such merchandise or services;

                                  (vi)  any failure of the Trans-
                    feror or LADD, as Collection Agent or other-wise, to perform its duties or obligations in accordance with the provisions of Article VI; or

                                 (vii)  any products liability
                    claim or personal injury or property damage suit or other similar or related claim or ac-tion of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;

               provided, however, that if the Company enters into agree-ments for the purchase of interests in receivables from one or more Other Transferors, the Company shall allocate such Indemnified Amounts which are in connection with the Liquidity Provider Agreement, the Credit Support Agree-ment or the credit support furnished by the Credit Sup-port Provider ratably to the Transferor and each Other Transferor; and provided, further, that if such Indemni-fied Amounts are attributable to the Transferor and not attributable to any Other Transferor, the Transferor shall be solely liable for such Indemnified Amounts or if such Indemnified Amounts are attributable to Other Trans-ferors and not attributable to the Transferor such Other Transferors shall be solely liable for such Indemnified Amounts.

                         SECTION 8.2. Indemnity for Taxes, Reserves and Expenses. (a) If after the date hereof, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or appli-cation thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

                                   (i)  shall subject any Indemni-
                    fied Party to any tax, duty or other charge with respect to this Agreement, the Transferred Interest, the Receivables or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemni-fied Party of amounts payable in respect of this Agreement, the Transferred Interest, the Receivables or payments of amounts due hereun-der or its obligation to advance funds under the Liquidity Provider Agreement or the credit support furnished by the Credit Support Provid-er or otherwise in respect of this Agreement, the Transferred Interest or the Receivables (except for changes in the rate of general corporate, franchise, net income or other in-come tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party's principal executive office is located);

                                  (ii)  shall impose, modify or
                    deem applicable any reserve, special deposit or similar requirement (including, without limita-tion, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemni-fied Party or shall impose on any Indemnified Party or on the United States market for cer-tificates of deposit or the London interbank market any other condition affecting this Agre-ement, the Transferred Interest, the Receiv-ables or payments of amounts due hereunder or its obligation to advance funds under the Li-quidity Provider Agreement or the credit sup-port provided by the Credit Support Provider or otherwise in respect of this Agreement, the Transferred Interest or the Receivables; or

                                 (iii)  imposes upon any Indemni-
                    fied Party any other expense (including, with-out limitation, reasonable attorneys' fees and expenses, and expenses of litigation or prepa-ration therefor in contesting any of the fore-going) with respect to this Agreement, the Transferred Interest, the Receivables or pay-ments of amounts due hereunder or its obliga-tion to advance funds under the Liquidity Pro-vider Agreement or the credit support furnished by the Credit Support Provider or otherwise in respect of this Agreement, the Transferred Interests or the Receivables,

               and the result of any of the foregoing is to increase the cost to such Indemnified Party with respect to this Agreement, the Transferred Interest, the Receivables, the obligations hereunder, the funding of any purchases hereunder, the Liquidity Provider Agreement or the Credit Support Agreement, by an amount deemed by such Indemni-fied Party to be material, then, within ten (10) days after demand by the Company, the Transferor shall be obligated to pay to the Company such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

                              (b)  If any Indemnified Party shall have
               determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a conse-quence of such Indemnified Party's obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten (10) days after demand by the Company, the Transferor shall be obligated to pay to the Company such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

                              (c)  The Company will promptly notify the
               Transferor of any event of which it has knowledge, occur-ring after the date hereof, which will entitle an Indem-nified Party to compensation pursuant to this Section. A notice by the Company claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Company may use any reasonable averaging and attributing methods.

                              (d)  Anything in this Section 8.2 to the
               contrary notwithstanding, if the Company enters into agreements for the acquisition of interests in receiv-ables from one or more Other Transferors, the Company shall allocate the liability for any amounts under this
               Section 8.2 ("Section 8.2 Costs") to the Transferor and each Other Transferor; and provided, further, that if such Section 8.2 Costs are attributable to the Transferor and not attributable to any Other Transferor, the Trans-feror shall be solely liable for such Section 8.2 Costs or if such Section 8.2 Costs are attributable to Other Transferors and not attributable to the Transferor, such Other Transferors shall be solely liable for such Section
               8.2 Costs.

                         SECTION 8.3. Other Costs, Expenses and Related Matters. (a) The Transferor shall be obligated to pay, upon receipt of a written invoice, and to save the Compa-ny and the Administrative Agent harmless against liabili-ty for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys', accountant's and other third parties' fees and expenses, any filing fees and expenses incurred by officers or employees of the Company) incurred by or on behalf of the Company and the Administrative Agent (i) in connection with the negotiation, execution, delivery and preparation of this Agreement and any documents or instruments deliv-ered pursuant hereto and the transactions contemplated hereby (including, without limitation, the perfection or protection of the Transferred Interest) and (ii) from time to time (a) relating to any amendments, waivers or consents under this Agreement, the Purchase Agreement or the Designated Subsidiaries Receivables Purchase Agree-ment, (b) arising in connection with the Company's or its agent's enforcement or preservation of rights (including, without limitation, the perfection and protection of the Transferred Interest under this Agreement), or (c) aris-ing in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement the Purchase Agreement or the Designated Sub-sidiaries Receivables Purchase Agreement (all of such amounts, collectively, "Transaction Costs").

                              (b)  The Transferor and the Designated
               Subsidiaries, jointly and severally, shall be obligated to pay to the Company on demand any Early Collection Fee due on account of the reduction of a Tranche on a day prior to the last day of its Tranche Period.

                         SECTION 8.4. Reconveyance Under Certain Cir-cumstances. (a) Transferor agrees to accept the recon-veyance from the Company of the Transferred Interest if the Company notifies Transferor of a material breach of any representation or warranty made or deemed made pursu-ant to Sections 3.1(a), 3.1(b), 3.1(c), 3.1(f), 3.1(i),
               3.1(k) or 3.1(q) of this Agreement and Transferor shall fail to cure such breach within 30 days of such notice. The reconveyance price shall be paid by the Transferor to the Company in immediately available funds on such 30th day in an amount equal to the Aggregate Unpaids.

                              (b)  In the event of a material breach of
               any representation or warranty made or deemed made pursu-ant to Sections 3.1(d), 3.1(e), 3.1(g), 3.1(h), 3.1(j),

               3.1(l), 3.1(m), 3.1(p) or 3.1(r), the Transferor agrees to accept the reconveyance from the Company of the Trans-ferred Interest in any Receivable created on and after the date of such breach if the Company notifies Transfer-or of such breach and the Transferor shall fail to cure such breach within 30 days (or, in the case of the repre-sentations and warranties in Sections 3.1(d) and 3.1(j), 3 days) of such notice. The reconveyance price shall be paid by the Transferor to the Company in immediately available funds on such 30th day (or 3rd day, if appli-cable) in an amount equal to the Outstanding Balance of any such Receivable.

                                       ARTICLE IX

                                     MISCELLANEOUS

                         SECTION 9.1. Term of Agreement. This Agree-ment shall terminate following the Termination Date when the Net Investment has been reduced to zero, all accrued Discount has been paid in full and all other Aggregate Unpaids have been paid in full; provided, however, that
               (i) the rights and remedies of the Company with respect to any representation and warranty made or deemed to be made by Transferor pursuant to this Agreement, (ii) the indemnification and payment provisions of Article VIII, and (iii) the agreement set forth in Section 9.9, shall be continuing and shall survive any termination of this Agreement.

                         SECTION 9.2. Waivers; Amendments. No failure or delay on the part of any party to this Agreement in exercising any power, right or remedy under this Agree-ment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the Transferor, the Company and the Designated Subsidiar-ies.

                         SECTION 9.3.  Notices.  Except as provided
               below, all communications and notices provided for here-under shall be in writing (including bank wire, telex, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may here-after specify for the purposes of notice to such party. Each such notice or other communication shall be effec-tive (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and confirmation is received, (ii) if given by mail 3 Business Days following such posting, or (iii) if given by any other means, when received at the address specified in this Section. However, anything in this Section to the contrary notwithstanding, the Transferor hereby authorizes the Company to effect Transfers, Tranche Period and Tranche Rate selections based on telephonic notices made by any Person which the Company in good faith believes to be acting on behalf of the Transferor. The Transferor agrees to deliver promptly to the Company a written confirmation of each telephonic notice signed by an authorized officer of Transferor. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Company, the records of the Company shall govern absent manifest error.

                         If to the Company:

                              Enterprise Funding Corporation
                              c/o Merrill Lynch Money Markets Inc.
                              World Financial Center--South Tower
                              225 Liberty Street
                              New York, New York  10218
                              Telephone:  (212) 236-7200
                              Telecopy:   (212) 236-7584
                              Account Information:
                              Bankers Trust Company
                              ABA No.:021001033
                              Account No.:01419647
                              Reference:Enterprise Funding Attn. JR
                              Angelo, FFC EFC-LADD Funding Corp.


                              (with a copy to the Administrative Agent)

                         If to the Transferor:

                              LADD Funding Corp.
                              William S. Creekmuir
                              Vice President, Treasurer and Secretary
                              One Plaza Center
                              Box HP3
                              High Point, NC 27261-1500
                              Telephone:   (910) 410-6601
                              Telecopy:    (910) 888-6344
                              Account Information:
                              NationsBank, N.A. (Carolinas)
                              ABA No.:053000196
                              Account No.:000286799
                              Reference:LADD Funding Corp.

                              (with a copy to LADD)

                         If to LADD or the Designated Subsidiaries:

                              LADD Furniture, Inc.
                              William S. Creekmuir
                              Senior V.P. and CFO
                              One Plaza Center
                              Box HP3
                              High Point, NC 27261-1500
                              Telephone:  (910) 889-0333
                              Telecopy:   (910) 888-6344

                         with copy to:

                              Petree Stockton, L.L.P.
                              3500 One First Union Center
                              Charlotte, NC 28202-6001
                              Attention:  Eileen M. Taylor
                              Telephone:  (704) 338-5000
                              Telecopy:   (704) 338-5125

                         If to the Collateral Agent:

                              NationsBank, National Association
                               (Carolinas)
                              NationsBank Corporate Center--7th Floor
                              Charlotte, NC  28255
                              Attention:  Michelle M. Heath--
                                             Investment Banking
                              Telephone:  (704) 386-7922
                              Telecopy:   (704) 388-9169

                         If to the Administrative Agent:

                              NationsBank, National Association
                               (Carolinas)
                              NationsBank Corporate Center--7th Floor
                              Charlotte, NC  28255
                              Attention:  Michelle M. Heath--
                                             Investment Banking
                              Telephone:  (704) 386-7922
                              Telecopy:   (704) 388-9169

                         SECTION 9.4.  Governing Law; Submission to
               Jurisdiction; Integration. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. THE PARTIES HERETO HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW

               YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK AND OF ANY FEDERAL OR STATE COURT SITTING IN CHARLOTTE, NORTH CAROLINA FOR PURPOSES OF ALL LEGAL PRO-CEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The parties hereto hereby irrevocably waive, to the fullest extent it may effectively do so, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 9.4 shall affect the right of the Company to bring any action or proceeding against the Transferor, any Designated Subsidiary or its property in the courts of other juris-dictions.

                         (b)  This Agreement contains the final and
               complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

                         SECTION 9.5. Severability; Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenfo-rceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unen-forceable such provision in any other jurisdiction.

                         SECTION 9.6. Successors and Assigns. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, howev-er, that the Transferor may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Company. No provision of this Agreement shall in any manner restrict the ability of the Company to assign, participate, grant security interests in, or otherwise transfer any portion of the Transferred Interest.

                              (b)  The Transferor hereby agrees and
               consents to the complete assignment by the Company of all of its rights under, interest in, title to and obliga-tions under this Agreement to the Collateral Agent.

                         SECTION 9.7. Waiver of Confidentiality. The Transferor hereby consents to the disclosure of any non-public information with respect to it received by the Company or the Administrative Agent to any of the Compa-ny, any nationally recognized rating agency rating the Company's commercial paper, the Administrative Agent, the Collateral Agent, the Liquidity Provider or the Credit Support Provider in relation to this Agreement.

                         SECTION 9.8. Confidentiality Agreement. The Transferor, LADD and each Designated Subsidiary hereby agrees that it will not disclose the contents of this Agreement or any other proprietary or confidential infor-mation of the Company, the Collateral Agent, the Adminis-trative Agent, the Liquidity Provider or the Credit Support Provider to any other Person except (i) its auditors and attorneys, directors, employees, financial advisors (other than any commercial bank, except as provided below) and any nationally recognized rating agency, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) as otherwise required by applicable law or order of a court of competent jurisdiction or generally acceptable ac-counting principles. If this Agreement shall be other-wise publicly available, the Transferor may provide a copy thereof to any person upon such person's reasonable request. Notwithstanding the foregoing, if this Agree-ment is not otherwise publicly available, with respect to lenders to LADD, LADD may provide a copy of this Agree-ment to such lenders only if required to do so pursuant to the terms at any agreement between LADD and such lenders existing on the date hereof. If not so required to do so pursuant to the terms of such an agreement with lenders and if this Agreement is not otherwise publicly available, LADD shall be permitted to disclose the terms of this Agreement, to the extent such terms relate to the amount of the Net Investment and the Facility Limit and the tenor hereof; provided, however, that LADD shall not disclose the fees set forth in the Fee Letter or the calculation of the Percentage Interest.

                         SECTION 9.9. Confidentiality Agreement of the Company. Subject to Section 9.7, the Company hereby agrees, and covenants to use its best efforts to cause the Administrative Agent to agree, that it will not dis-close the contents of this Agreement or any other propri-etary or confidential information of the Transferor, LADD, and the Designated Subsidiaries to any other Person except (i) the Company's auditors and attorneys, employ-ees, and financial advisors provided, such auditors, attorneys, employees, or financial advisors are informed of the highly confidential nature of such information or
               (ii) as otherwise required by applicable law or order of a court of competent jurisdiction or generally accepted accounting principles.

                         SECTION 9.10. No Bankruptcy Petition Against the Company. The Transferor, LADD and each Designated Subsidiary hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebt-edness of the Company, it will not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

                         SECTION 9.11. No Recourse Against Stockhold-ers, Officers or Directors. No recourse under any obli-gation, covenant or agreement of the Company contained in this Agreement shall be had against Merrill Lynch Money Markets Inc. (or any affiliate thereof), or any stock-holder, officer or director of the Company, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or other-wise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Compa-ny, and that no personal liability whatever shall attach to or be incurred by Merrill Lynch Money Markets Inc. (or any affiliate thereof), or the stockholders, officers or directors of the buyer, as such, or any of them, under or by reason of any of the obligations, covenants or agree-ments of the Company contained in this Agreement, or implied therefrom, and that any and all personal liabili-ty for breaches by the Company of any of such obliga-tions, covenants or agreements, either at common law or at equity, or by statute or constitution, of Merrill Lynch Money Markets Inc. (or any affiliate thereof) and every such stockholder, officer or director is hereby expressly waived as a condition of and consideration for the execution of this Agreement.

                         SECTION 9.12. Characterization of the Transac-tions Contemplated by the Agreement. It is the intention of the parties that the transactions contemplated hereby constitute the sale of the Transferred Interest, convey-ing good title thereto free and clear of any Adverse Claims to the Company and that the Transferred Interest not be part of the Transferor's estate in the event of an insolvency. If, notwithstanding the foregoing, the transactions contemplated hereby should be deemed a financing, the parties intend that the Transferor shall be deemed to have granted to the Company, and the Trans-feror hereby grants to the Company, a first priority perfected security interest in all of the Transferor's right, title and interest in, to and under the Receiv-ables, together with Related Security and Collections with respect thereto and together with all of the Transf-eror's rights under the Purchase Agreement with respect to the Receivables and LADD's obligations thereunder as seller of the Receivables (including all of the Transfer-or's rights under the Designated Subsidiaries Receivables Purchase Agreement with respect to the Receivables and any Designated Subsidiary's obligations thereunder as seller of the Receivables), and that this Agreement shall constitute a security agreement under applicable law.
               The Transferor hereby assigns to the Company all of its rights under the Purchase Agreement with respect to the Receivables and with respect to any obligations thereun-der of LADD as seller of the Receivables (including all of the Transferor's rights under the Designated Subsid-iaries Receivables Purchase Agreement with respect to the Receivables and with respect to obligations thereunder of any Designated Subsidiary as a seller of Receivables).

                         SECTION 9.13. Company Certificate. The Trans-feror shall maintain a register in which it shall record the name and address of each holder of the Company Cer-tificate. The initial holder thereof shall be the Compa-ny. Each holder of the Company Certificate agrees to give the Transferor prompt notice of any transfer of the Company Certificate as well as the name and address of any subsequent holder thereof. Prior to the presentation of the Company Certificate for registration of transfer, the Company may treat the Person in whose name the Compa-ny Certificate is registered as owner hereunder for all purposes whatsoever.

                 [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                         IN WITNESS WHEREOF, the parties hereto have
               executed and delivered this Transfer and Administration Agreement as of the date first written above.


                                        ENTERPRISE FUNDING CORPORATION,
                                          as Company


                                        By:
                                            Name:
                                            Title:

                                        LADD FUNDING CORP.,
                                          as Transferor


                                        By: (Signature of William S. Creekmuir)
                                             Name: William S. Creekmuir
                                             Title: V.P., Secr. & Treas.

                                        LADD FURNITURE, INC.,
                                          as Collection Agent


                                        By: (Signature of William S. Creekmuir)
                                           Name: William S. Creekmuir
                                           Title: Sr. V.P., Secr., Treas. & Co.